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                                                                    Exhibit 2.1

                         AGREEMENT AND PLAN OF MERGER

                                 By and Among

                               US UNWIRED INC.,

                            NORTHEAST UNWIRED INC.

                                      and

                              IWO HOLDINGS, INC.

                                  dated as of

                               December 19, 2001

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

                               TABLE OF CONTENTS

                                   ARTICLE I

                                  THE MERGER

Section 1.01. The Merger.....................................................  1
Section 1.02. Closing; Closing Date; Effective Time..........................  1
Section 1.03. Effect of the Merger...........................................  2
Section 1.04. Certificate of Incorporation; Bylaws...........................  2
Section 1.05. Directors and Officers.........................................  2
                                        ARTICLE II
                    CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
Section 2.01. Merger Consideration; Conversion and Cancellation of Securities  2
Section 2.02. Exchange and Surrender of Certificates.........................  3
Section 2.03. Options and Warrants to Purchase IWO Common Stock..............  4
Section 2.04. Dissenting Stockholders........................................  5
                                        ARTICLE III
                           REPRESENTATIONS AND WARRANTIES OF IWO
Section 3.01. Organization and Qualification; Subsidiaries...................  6
Section 3.02. Charter and Bylaws.............................................  6
Section 3.03. Capitalization.................................................  6
Section 3.04. Authority......................................................  8
Section 3.05. No Conflict; Required Filings and Consents.....................  8
Section 3.06. Permits; Compliance............................................  9
Section 3.07. Reports; Financial Statements..................................  9
Section 3.08. Absence of Certain Changes or Events........................... 10
Section 3.09. Absence of Litigation.......................................... 10
Section 3.10. IWO Employee Benefit Plans; Labor Matters...................... 10
Section 3.11. Taxes.......................................................... 12
Section 3.12. Tax Matters.................................................... 13
Section 3.13. Opinion of Financial Advisor................................... 13
Section 3.14. Environmental Matters.......................................... 13
Section 3.15. Takeover Statutes.............................................. 14
Section 3.16. Brokers........................................................ 14
Section 3.17. Insurance...................................................... 14
Section 3.18. Properties..................................................... 15
Section 3.19. Leases......................................................... 15
Section 3.20. No Undisclosed Liabilities..................................... 15
Section 3.21. Certain Contracts.............................................. 15
Section 3.22. Distributors and Suppliers..................................... 17
Section 3.23. Sprint Agreement Compliance.................................... 17
Section 3.24. Intellectual Property.......................................... 18
Section 3.25. Related Party Transactions..................................... 18

                                       i

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
                                        ARTICLE IV
                          REPRESENTATIONS AND WARRANTIES OF USU
          Section 4.01. Organization and Qualification............ 19
          Section 4.02. Charter and Bylaws........................ 19
          Section 4.03. Capitalization............................ 19
          Section 4.04. Authority................................. 20
          Section 4.05. No Conflict; Required Filings and Consents 21
          Section 4.06. Permits; Compliance....................... 21
          Section 4.07. Reports; Financial Statements............. 22
          Section 4.08. Absence of Certain Changes or Events...... 22
          Section 4.09. Absence of Litigation..................... 22
          Section 4.10. USU Employee Benefit Plans; Labor Matters. 23
          Section 4.11. Taxes..................................... 23
          Section 4.12. Tax Matters............................... 24
          Section 4.13. Environmental Matters..................... 24
          Section 4.14. Brokers................................... 25
          Section 4.15. Takeover Statutes......................... 25
          Section 4.16. Insurance................................. 25
          Section 4.17. Properties................................ 25
          Section 4.18. Leases.................................... 25
          Section 4.19. No Undisclosed Liabilities................ 26
          Section 4.20. Certain Contracts......................... 26
          Section 4.21. Distributors and Suppliers................ 27
          Section 4.22. Sprint Agreement Compliance............... 28
          Section 4.23. Intellectual Property..................... 28
          Section 4.24. Related Party Transactions................ 29
          Section 4.25. Merger Sub................................ 29
                                        ARTICLE V
                                        COVENANTS
          Section 5.01. Affirmative Covenants of USU and IWO...... 29
          Section 5.02. Negative Covenants of IWO................. 29
          Section 5.03. Negative Covenants of USU................. 31
          Section 5.04. Access and Information.................... 33
          Section 5.05. FCC Compliance............................ 33
                                        ARTICLE VI
                                  ADDITIONAL AGREEMENTS
          Section 6.01. Meetings of Stockholders.................. 34
          Section 6.02. Registration Statement; Proxy Statements.. 34
          Section 6.03. Appropriate Action; Consents; Filings..... 35
          Section 6.04. Affiliates................................ 37
          Section 6.05. Tax Treatment............................. 37
          Section 6.06. Public Announcements...................... 37
          Section 6.07. Nasdaq Listing............................ 37
          Section 6.08. IWO Stockholders Agreements............... 37

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

 Section 6.09. Employee Benefit Plans..................................... 37
 Section 6.10. Rule 16b-3................................................. 38
 Section 6.11. Merger Sub................................................. 38
 Section 6.12. Indemnification and Insurance.............................. 38
 Section 6.13. Post-Merger Directors and Management....................... 38
 Section 6.14. Supplemental Warrant Agreement; Warrant Notices............ 40
 Section 6.15. Registration Rights Agreements............................. 40
 Section 6.16. Lock-Up Agreements......................................... 40
 Section 6.17. Support Agreements; Standstill Agreement................... 41
 Section 6.18. Conversion to USU Common Stock............................. 42
 Section 6.19. Communications Act Compliance.............................. 42
 Section 6.20. Subsequent SEC Reports..................................... 42
 Section 6.21. Warrant Cancellation Agreements............................ 42
                                       ARTICLE VII
                                       CONDITIONS
 Section 7.01. Conditions to Obligations of Each Party.................... 42
 Section 7.02. Additional Conditions to Obligations of the USU Companies.. 43
 Section 7.03. Additional Conditions to Obligations of IWO................ 44
                                      ARTICLE VIII
                            TERMINATION, AMENDMENT AND WAIVER
 Section 8.01. Termination................................................ 45
 Section 8.02. Effect of Termination...................................... 46
 Section 8.03. Amendment.................................................. 46
 Section 8.04. Waiver..................................................... 46
 Section 8.05. Fees, Expenses and Other Payments.......................... 46
                                       ARTICLE IX
                                   GENERAL PROVISIONS
 Section 9.01. Effectiveness of Representations, Warranties and Agreements 47
 Section 9.02. Notices.................................................... 47
 Section 9.03. Certain Definitions........................................ 48
 Section 9.04. Headings................................................... 50
 Section 9.05. Severability............................................... 50
 Section 9.06. Entire Agreement........................................... 50
 Section 9.07. Assignment................................................. 50
 Section 9.08. Parties in Interest........................................ 50
 Section 9.09. Specific Performance....................................... 50
 Section 9.10. Failure or Indulgence Not Waiver; Remedies Cumulative...... 50
 Section 9.11. Governing Law; Consent Jurisdiction; Venue................. 50
 Section 9.12. Waiver of Trial by Jury.................................... 51
 Section 9.13. Counterparts............................................... 51

                                      iii

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
              Exhibit A Form of IWO Affiliate's Agreement
              Exhibit B Form of USU Support Agreement
              Exhibit C Form of IWO Support Agreement
              Exhibit D Form of Registration Rights Agreement
              Exhibit E Form of Standstill Agreement
              Exhibit F Form of Warrant Exchange Agreement
              Exhibit G Form of Nielsen Warrant Exchange Agreement
              Exhibit H Form of Warrant Cancellation Agreement

                         AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2001 (this "Agreement"), is by and among US Unwired Inc., a Louisiana corporation ("USU"), Northeast Unwired Inc., a Delaware corporation and wholly owned indirect subsidiary of USU ("Merger Sub"), and IWO Holdings, Inc., a Delaware corporation ("IWO"). USU and Merger Sub are sometimes referred to herein as the "USU Companies."

   WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), will merge with and into IWO (the "Merger");

   WHEREAS, the respective boards of directors of IWO and USU have determined that the Merger is fair to, and in the best interests of, it and its stockholders and have approved and adopted this Agreement and the transactions contemplated hereby;

   WHEREAS, as an inducement to USU and IWO entering into this Agreement, certain stockholders of USU and IWO, respectively, are simultaneously with the execution and delivery of this Agreement entering into Support Agreements in the forms of Exhibit B hereto (the "USU Support Agreement") or Exhibit C hereto (the "IWO Support Agreement"), respectively;

   WHEREAS, USU has agreed to enter into an agreement with certain stockholders of IWO pursuant to which USU will grant certain rights to such stockholders regarding the registration of the common stock, $0.01 par value per share, of USU (the "USU Common Stock") to be received by them in the Merger;

   WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

   Section 1.01.  The Merger.

   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.02 of this Agreement), Merger Sub shall be merged with and into IWO, whereby the separate corporate existence of Merger Sub shall cease and IWO shall continue as the surviving corporation (the "Surviving Corporation"). The name of the Surviving Corporation shall be Northeast Unwired Inc.

   Section 1.02.  Closing; Closing Date; Effective Time.

   The consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas as soon as practicable (but in any event within two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, or at such other date, time and place as USU and IWO may agree in writing (the date of the Closing being the "Closing Date"). As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of, Delaware Law (the time of such filing being the "Effective Time").

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   Section 1.03.  Effect of the Merger.

   At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of IWO and Merger Sub shall continue with, or vest in, as the case may be, the Surviving Corporation, and all debts, liabilities and duties of IWO and Merger Sub shall continue to be, or become, as the case may be, the debts, liabilities and duties of the Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be a direct wholly-owned subsidiary of USU.

   Section 1.04.  Certificate of Incorporation; Bylaws.

   At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be the certificate of incorporation and bylaws, respectively, of Merger Sub, in each case, as in effect immediately prior to the Effective Time and shall thereafter continue to be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until amended as provided therein and pursuant to Delaware Law.

   Section 1.05.  Directors and Officers.

   The directors and officers of Merger Sub immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or until their resignation or removal; provided that so long as required by the USU Indenture at least one director of the Surviving Corporation shall not be a director or executive officer of USU or any of its Restricted Subsidiaries (as defined in the USU Indenture) and at least one executive officer of the Surviving Corporation shall not be a director or executive officer of USU or any of its Restricted Subsidiaries.

                                  ARTICLE II

              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

   Section 2.01.  Merger Consideration; Conversion and Cancellation of
Securities.

   At the Effective Time, by virtue of the Merger and without any action on the part of the USU Companies, IWO or their respective stockholders:

      (a) Subject to Sections 2.01(b) and 2.02(e), each share of IWO Common Stock (as defined in Section 3.03(a)) issued and outstanding immediately prior to the Effective Time shall be converted into 1.0371 shares (the "Exchange Ratio") of USU Common Stock. If between the date of this Agreement and the Effective Time the outstanding shares of USU Common Stock or IWO Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

      (b) Each share of IWO Common Stock held in the treasury of IWO or owned, directly or indirectly, by USU or any subsidiary of IWO immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof, and no other securities of USU or the Surviving Corporation shall be issuable, and no payment shall be made, with respect thereto.

      (c) All shares of IWO Common Stock converted pursuant to Section 2.01(a) shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each holder of a certificate (the "Certificates") previously evidencing IWO Common Stock ("Converted Shares") shall cease to have any rights with respect thereto except the right to receive, subject to Section 2.04, shares of USU Common Stock in accordance with Section 2.01(a), cash in lieu of fractional shares to be paid in accordance with Section 2.02(e) and any dividends or other distributions to the extent provided in Section 2.02(a). Such

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

   shares of USU Common Stock and cash payable pursuant to Section 2.02(e) are referred to herein as the "Merger Consideration."

      (d) Each share of common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall cease to exist and be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

      (e) Except for any shares of USU Common Stock owned by IWO or any of its subsidiaries, which shall be converted into treasury stock of USU, the shares of USU Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

   Section 2.02.  Exchange and Surrender of Certificates.

   (a) Subject to Section 2.04, as soon as practicable after the Effective Time, each holder of a Certificate shall be entitled, upon surrender of the Certificate to USU or its transfer agent (as specified in the letter of transmittal described in Section 2.02(c)), to receive in exchange therefor a certificate or certificates representing the number of whole shares of USU Common Stock that such holder has a right to receive in accordance with Section 2.01(a), certain dividends and other distributions to the extent provided in this Section 2.02(a) and a cash payment in lieu of fractional shares of USU Common Stock, if any, in accordance with Section 2.02(e). Unless and until any such Certificates shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of record of USU Common Stock as of any time subsequent to the Effective Time shall be paid to the holders of such Certificates. Upon the surrender and exchange of such Certificates, however, there shall be paid to the record holders of such Certificates the amount of dividends and other distributions, if any, which as of a record date on or after the Effective Time and prior to such surrender shall have become payable with respect to such whole shares of USU Common Stock. No party hereto (or USU's transfer agent) shall be liable to any former holder of Converted Shares for any cash, USU Common Stock or dividends or other distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar Law.

   (b) All shares of USU Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof including any cash paid in accordance with Section 2.02(e) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Converted Shares. From the Effective Time, there shall be no further registration of transfers of IWO Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged in accordance with this Article II.

   (c) As promptly as practicable after the Effective Time, USU will send or cause to be sent to each record holder of IWO Common Stock at the Effective Time a letter of transmittal and other appropriate materials for use in surrendering Certificates as contemplated by Section 2.02(a).

   (d) If any certificate for shares of USU Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed, with signatures guaranteed, and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to USU or its transfer agent any transfer or other Taxes required by reason of the issuance of a certificate for shares of USU Common Stock in such other name, or established to the satisfaction of USU or its transfer agent that such Tax has been paid or is not payable.

   (e) No fraction of a share of USU Common Stock will be issued as a result of the Merger. In lieu of any such fractional shares that otherwise would have been issued in the Merger, USU will pay each applicable holder an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (a) the average per share last reported price of USU Common Stock as quoted by The Nasdaq National Market ("Nasdaq") as reported in The Wall Street Journal for the five trading day period ending two trading days immediately preceding the date on which the Effective Time occurs by (b) the fractional interest of a share of USU Common Stock to which such holder would otherwise be entitled (after taking into account all Converted Shares held of record by such holder at the Effective Time).

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

   (f) If any Certificate shall have been lost, stolen or destroyed, (i) upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and (ii) unless otherwise agreed by USU, if such Certificate represents more than 5,000 Converted Shares, the posting by such person of a bond, in such amount as USU may direct and in a form satisfactory to USU, as indemnity from such person to USU against any claim that may be made against USU with respect to such Certificate, provided that Investcorp IWO Limited Partnership, Investcorp Investment Equity Limited, Odyssey (as defined in Section 9.03), TCW (as defined in Section 9.03) and Paribas (as defined in Section 9.03) shall only be required to provide an indemnity from such person to USU against any claim that may be made against USU with respect to such person's Certificate, USU will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends or other distributions to which the holder thereof is entitled to receive pursuant to Section 2.02(a) in the manner provided in this Article II.

   (g) USU shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Shares such amounts as USU (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by USU, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Shares in respect of which such deduction and withholding was made by USU (or any affiliate thereof).

   Section 2.03.  Options and Warrants to Purchase IWO Common Stock.

   (a) Each option granted by IWO to purchase shares of IWO Common Stock (a "IWO Option") that is outstanding and unexercised immediately prior to the Effective Time shall, without the approval or consent of the optionee, cease to represent a right to acquire shares of IWO Common Stock and shall be assumed by USU and converted automatically into an option (a "Converted IWO Option") to purchase shares of USU Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms and conditions of the IWO Management Stock Incentive Plan, as amended prior to the date hereof (the "IWO Option Plan"), the agreements evidencing grants thereunder, and any other written agreements between IWO and an optionee regarding IWO Options prior to the date hereof):

      (i) the number of shares of USU Common Stock to be subject to the Converted IWO Option shall be equal to the product of the number of shares of IWO Common Stock subject to the IWO Option immediately prior to the Effective Time and the Exchange Ratio, rounded down to the nearest whole share; and

      (ii) the exercise price per share of USU Common Stock under the Converted IWO Option shall be equal to the exercise price per share of IWO Common Stock under the IWO Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent.

   (b) The adjustment provided in Section 2.03(a) with respect to any IWO Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code and the regulations thereunder, and to the extent it is not so consistent, such Section 424(a) and the regulations thereunder shall override anything to the contrary contained herein. The duration and other terms of the Converted IWO Options shall be the same as the original IWO Options, except that all references to IWO shall be deemed to be references to USU. As soon as practicable (but in any event not more than five business days) after the Effective Time, USU shall file a registration statement on Form S-8 or other appropriate form to register under the Securities Act of 1933, as amended (the "Securities Act"), the shares of USU Common Stock issuable pursuant to all IWO Options converted pursuant to Section 2.03(a) and shall use its reasonable best efforts to cause such registration statement to become effective (and shall use its reasonable best efforts to maintain the effectiveness thereof and maintain the current status of the prospectus or prospectuses contained therein) for so long as there are any outstanding Converted IWO Options or as required under applicable securities Laws. USU agrees to reserve a number of shares of USU Common Stock equal to the number of shares of USU Common Stock issuable upon the exercise of the Converted IWO Options.

   (c) USU shall assume and cause to be performed all obligations of IWO under the warrants outstanding at the Effective Time and issued pursuant to the Warrant Agreement, dated as of February 2, 2001, between IWO and Firstar Bank, N.A., as warrant agent (the "Warrant Agreement") to purchase shares of IWO Class C Common Stock (as defined in Section 3.03(a)), which warrants were issued in connection with the issuance of the IWO 14% Senior Notes due 2011 (the "IWO High Yield Warrants"). Each IWO High Yield Warrant assumed by USU under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant agreement immediately prior to the Effective Time, except that:

      (i) each outstanding IWO High Yield Warrant outstanding at the Effective Time will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of USU Common Stock equal to the product of the number of shares of IWO Common Stock that were issuable upon exercise of such IWO High Yield Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share; and

      (ii) the per share exercise price for the USU Common Stock issuable upon exercise of such IWO High Yield Warrant shall be equal to the exercise price per share of IWO Common Stock of such IWO High Yield Warrant immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent.

   (d) Other than the Nielsen Warrants (as defined in Section 9.03), each Founders Warrant and each Management Warrant (each as defined in Section 9.03) in each case outstanding immediately prior to the Effective Time shall be cancelled and exchanged for warrants ("Exchanged Founders/Management Warrants") to purchase shares of USU Common Stock in accordance with the terms and conditions set forth in the warrant exchange agreement attached as Exhibit F (the "Warrant Exchange Agreement"). Each Nielsen Warrant outstanding immediately prior to the Effective Time shall be cancelled and exchanged for a warrant (the "Exchanged Nielsen Warrants") to purchase shares of USU Common Stock in accordance with the terms and conditions set forth in the warrant exchange agreement attached as Exhibit G (the "Nielsen Warrant Exchange Agreement"). Each of the IWO Class A Warrants and the IWO Class E Warrants (each as defined in the Amended and Restated Certificate of Incorporation of IWO) outstanding immediately prior to the Effective Time shall be surrendered to IWO and cancelled without consideration therefor pursuant to the warrant cancellation agreement in the form attached as Exhibit G and shall not be assumed by USU or the Surviving Corporation at the Effective Time. The IWO High Yield Warrants, together with the Founders Warrants, the Management Warrants, the Nielsen Warrants, the IWO Class A Warrants and the IWO Class E Warrants, are collectively referred to herein as the "IWO Warrants."

   (e) At the Effective Time, USU shall file a shelf registration statement on Form S-3 (or if USU is not eligible to use such form, Form S-1) under the Securities Act covering the resale of the IWO High Yield Warrants and the offer and sale of shares of USU Common Stock issuable upon exercise of the IWO High Yield Warrants, the Exchanged Founders/Management Warrants and the Exchanged Nielsen Warrants and shall use its reasonable best efforts to cause such shelf registration statement to become effective and shall use its reasonable best efforts to maintain the effectiveness of such registration (and maintain the current status of the prospectus or prospectuses contained therein) for the periods specified in the Warrant Registration Rights Agreement, dated as of February 2, 2001, among IWO, Donaldson Lufkin & Jenrette Securities Corporation (an affiliate of Credit Suisse First Boston Corporation), Chase Securities Inc., BNP Paribas Securities Corp. and UBS Warburg LLC.

   Section 2.04. Dissenting Stockholders.Any shares of IWO Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who did not vote in favor of the Merger and who has properly exercised appraisal rights (the "Dissenting Shares") under Delaware Law will not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal under Delaware Law. Any such holder of Dissenting Shares shall be entitled only to receive the value of such shares in cash as determined in accordance with Delaware Law upon surrender of the certificate or certificates representing such Dissenting Shares. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to appraisal, then as of the occurrence of such event, each share of IWO Common Stock held by such holder shall

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

thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration and any dividends or other distributions to which such holder is entitled to receive pursuant to Section 2.02(a). IWO shall give USU (i) prompt notice of any notice or demand for appraisal received by IWO and (ii) the right to participate in all negotiations and proceedings with respect to any such demands or notices. IWO shall not, without the prior written consent of USU, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF IWO

   IWO hereby represents and warrants to the USU Companies that:

   Section 3.01. Organization and Qualification; Subsidiaries. Each of IWO and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not reasonably be expected to have a IWO Material Adverse Effect. The term "IWO Material Adverse Effect" as used in this Agreement shall mean any change, effect, event or occurrence that is or would reasonably be expected to be materially adverse to the financial condition, results of operations, business, properties or operations of IWO and its subsidiaries, taken as a whole; provided, however, that any such change, effect, event or occurrence arising out of or attributable to (A) changes or developments in the industries in which IWO and its subsidiaries operate to the extent generally affecting all other persons operating in such industries, (B) general economic, political or financial market conditions, (C) action taken by IWO with the prior written consent of USU, (D) IWO's compliance with its covenants under, or the terms and conditions of, this Agreement, or (E) the execution or announcement of this Agreement, shall be excluded from the determination of a IWO Material Adverse Effect. Schedule 3.01 of the disclosure schedule delivered to USU by IWO on the date hereof (the "IWO Disclosure Schedule") sets forth, as of the date of this Agreement, a true and complete list of all of IWO's directly or indirectly owned subsidiaries, together with (A) the jurisdiction of incorporation or organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock or other equity interests owned by IWO or another subsidiary of IWO, and (B) an indication of whether each such subsidiary is a Significant Subsidiary.

   Section 3.02. Charter and Bylaws. IWO has heretofore made available to USU complete and correct copies of the charter and the bylaws or the equivalent organizational documents, in each case as amended or restated, of IWO and each of its subsidiaries. Neither IWO nor any of its subsidiaries is in violation of any of the provisions of its charter or any material provision of its bylaws (or equivalent organizational documents).

   Section 3.03.  Capitalization.

   (a) The authorized capital stock of IWO consists of (i) 15,000,000 shares of class A non-voting common stock, $0.01 par value per share (the "IWO Class A Common Stock"), of which as of the date of this Agreement all such shares were issued and outstanding, (ii) 18,750,000 shares of class B voting common stock, $0.01 par value per share (the "IWO Class B Common Stock"), of which as of the date of this Agreement 13,429,098.6995 shares were issued and outstanding,
(iii) 18,750,000 shares of class C non-voting common stock, $0.01 par value per share (the "IWO Class C Common Stock"), of which as of the date of this Agreement 3,555,630.4609 shares were issued and outstanding, (iv) 60,000 shares of class D voting common stock, $0.01 par value per share (the "IWO Class D Common Stock"), of which as of the date of this Agreement all such shares were issued and outstanding, (v) 5,545,000 shares of class E non-voting common stock, $0.01 par value per share (the "IWO Class E Common Stock"), of which as of the date of this Agreement 5,543,654.5364 shares were issued and outstanding (the "Class E Common Stock"), (vi) 58,105,000 shares of voting common stock, $0.01 par value per share (the "IWO Ordinary Common Stock"), of which as of the date of this Agreement no shares were issued and outstanding (the IWO Class A Common Stock, the IWO Class B Common Stock, the IWO Class C Common Stock, the IWO Class D Common Stock, the IWO Class E Common Stock and the IWO Ordinary Common Stock are collectively referred to herein as the "IWO Common Stock") and (vii) 500,000 shares of non-voting preferred stock, $0.01 par value per share, of which as of the date of this Agreement no shares were issued and outstanding. As of the date of this Agreement, (A) 104,012.3430 shares of IWO Class B Common Stock were held in treasury by IWO, (B) 4,109,467.1171 shares of IWO Class B Common Stock were reserved for future issuance pursuant to outstanding IWO Options granted pursuant to the IWO Option Plan and individual stock option agreements, (C) 827,999.9910 shares of IWO Class B Common Stock were reserved for issuance upon exercise of outstanding Founders Warrants, (D) 148,800.0000 shares of IWO Class B Common Stock were reserved for issuance upon exercise of outstanding Management Warrants, and (E) 2,000,040.0000 shares of IWO Class C Common Stock were reserved for future issuance upon the exercise of IWO High Yield Warrants issued pursuant to the Warrant Agreement.

   (b) Except as described in this Section 3.03 or in Schedule 3.03(b) of the IWO Disclosure Schedule, as of the date of this Agreement, no shares of capital stock or other equity securities of IWO are issued or outstanding or reserved for any purpose. Except as set forth in Schedule 3.03(b) of the IWO Disclosure Schedule, each of the outstanding shares of capital stock of, or other equity interests in, each of IWO and its subsidiaries is, and each such share or interest issuable upon the exercise of IWO Options and IWO Warrants will be when issued, duly authorized, validly issued, and, in the case of shares of capital stock, fully paid and nonassessable, and has not been, or will not be, issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, such entities subject to) any preemptive or similar rights created by statute, the charter or bylaws (or the equivalent organizational documents) of IWO or any of its subsidiaries, or any agreement to which IWO or any of its subsidiaries is a party or bound, and such outstanding shares or other equity interests owned by IWO or a subsidiary of IWO are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on IWO's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever. Except as set forth in Schedule 3.03(b) of the IWO Disclosure Schedule, all shares of capital stock or other equity interests in each subsidiary of IWO are owned by IWO or by a direct or indirect wholly-owned subsidiary of IWO.

   (c) Except as set forth in Section 3.03(a) above or in Schedule 3.03(c)(i),
Schedule 3.03(d) or Schedule 3.03(e) of the IWO Disclosure Schedule, there are no outstanding securities, options, warrants or other rights (including registration rights), agreements or commitments of any character to which IWO or any of its subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of IWO or any of its subsidiaries or obligating IWO or any of its subsidiaries to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any shares of the capital stock or other equity interests of IWO or any of its subsidiaries, by sale, lease, license or otherwise. Except as set forth in Schedule 3.03(c)(ii) of the IWO Disclosure Schedule, there are no obligations, contingent or otherwise, of IWO or any subsidiary of IWO to (i) repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of IWO or any subsidiary of IWO; or (ii) dispose of any shares of capital stock or other equity interest in IWO or any subsidiary of IWO. Except as described in Schedule 3.03(c)(iii) of the IWO Disclosure Schedule, none of IWO nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or
(z) holds any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock or other equity interests of any person (other than the subsidiaries of IWO set forth in Schedule 3.01 of the IWO Disclosure Schedule). Except as set forth in Schedule 3.03(c)(iv) of the IWO Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which IWO or any of its subsidiaries is a party or by which IWO or any of its subsidiaries is bound with respect to the voting of any shares of capital stock or equity interests of IWO or any of its subsidiaries. Except as set forth in Schedule 3.03(c)(v) of the IWO Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of IWO or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of IWO may vote.

   (d) IWO has made available to USU complete and correct copies of (i) the IWO Option Plan and the form of IWO Option issued pursuant to such plan, including all amendments thereto, and (ii) all IWO Options that are not in the respective forms thereof provided under clause (i) above. Schedule 3.03(d) of the IWO Disclosure Schedule sets forth a complete and correct list of all outstanding IWO Options, including any not granted pursuant to the IWO Option Plan, as of the date hereof (i) the exercise price of each outstanding IWO Option, (ii) the number of IWO Options presently exercisable, and (iii) assuming no amendment or waiver of the terms thereof, the number of IWO Options that will become exercisable on account of the Merger or any other transaction contemplated hereby.

   (e) IWO has made available to USU complete and correct copies of (i) the Warrant Agreement and the form of IWO High Yield Warrant issued pursuant thereto, including all amendments thereto, and (ii) all other IWO Warrants that are not in the respective forms thereof provided under clause (i) above, including the Management Warrants, the Founders Warrants, the IWO Class A Warrants and the IWO Class E Warrants. Schedule 3.03(e) of the IWO Disclosure Schedule sets forth a complete and correct list of all outstanding IWO Warrants as of the date hereof (i) the exercise price of each such IWO Warrant, (ii) the number of IWO Warrants presently exercisable, and (iii) assuming no amendment or waiver thereof, the number of IWO Warrants that will become exercisable on account of the Merger or any other transaction contemplated hereby.

   (f) As of the date hereof to the knowledge of IWO, not more than an aggregate of 70% of the capital stock of IWO or any of its subsidiaries is, or will at the Effective Time be, owned beneficially or of record by any person or persons who are aliens or corporations organized under the laws of a foreign government within the meaning of Section 310(b) of the Federal Communications Act of 1934, as amended (the "Communications Act").

   Section 3.04. Authority. IWO has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Required IWO Vote (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by IWO and the consummation by IWO of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of IWO are necessary to authorize this Agreement or, subject to the Required IWO Vote, to consummate the transactions contemplated hereby. The Board of Directors of IWO has unanimously approved this Agreement, the Merger and the other transactions contemplated hereby. Except for the affirmative vote of the holders of at least a majority of the issued and outstanding shares of IWO Class B Common Stock and IWO Class D Common Stock, voting together as a single class, entitled to vote thereon to adopt this Agreement and approve and consummate the Merger (the "Required IWO Vote"), no vote of the stockholders of IWO or any class thereof, or of the holders of any other securities of IWO (equity or otherwise), is required by Law or the certificate of incorporation or bylaws of IWO for IWO to adopt this Agreement and approve and consummate the Merger. This Agreement has been duly executed and delivered by IWO and, assuming the due authorization, execution and delivery thereof by the USU Companies, constitutes the legal, valid and binding obligation of IWO enforceable against IWO in accordance with its terms.

   Section 3.05.  No Conflict; Required Filings and Consents.

   (a) Assuming that the Approvals (as defined in Section 3.05(b)), filings and notifications described in Section 3.05(b) have been obtained or made, as the case may be, the execution and delivery of this Agreement by IWO does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, or the equivalent organizational documents, in each case as amended or restated, of IWO or any of its subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to IWO or any of its subsidiaries or by which any of their respective assets or properties is bound or subject or (iii) except as described in Schedule 3.05(a) of the IWO Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of IWO or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which IWO or any of its subsidiaries is a party or by or to which IWO or any of its subsidiaries or any of their respective assets or properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iii) that would not reasonably be expected to have a IWO Material Adverse Effect.

   (b) The execution and delivery of this Agreement by IWO does not, and consummation of the transactions contemplated hereby will not, require IWO or any of its subsidiaries to obtain any consent, license, permit, approval, waiver, authorization or order (collectively, the "Approvals") of or from, or to make any filing with or notification to, any governmental, administrative or regulatory authority, agency, commission, court or instrumentality, whether national, federal, regional, state, provincial, territorial, local, domestic or foreign (collectively, "Governmental Entities") or third person, except (i) as set forth in Schedule 3.05(b) of the IWO Disclosure Schedule, (ii) for applicable requirements, if any, of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky Laws ("Blue Sky Laws"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Communications Act and the filing and recordation of appropriate merger documents as required by Delaware Law and
(iii) where the failure to obtain such Approvals, or to make such filings or notifications, would not prevent, materially delay or materially impair the ability of IWO to consummate the transactions contemplated by this Agreement and would not reasonably be expected to have a IWO Material Adverse Effect.

   Section 3.06. Permits; Compliance. Each of IWO and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "IWO Permits"), and there is no action, proceeding or investigation pending or threatened in writing regarding, and no event has occurred that has resulted in or after notice or lapse of time or both could reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or substantial fine with respect to, any of the IWO Permits or, to the knowledge of IWO, the personal communications service licenses held by WirelessCo L.P., Sprint Spectrum L.P. or any of their respective affiliates (collectively, "Sprint PCS") that are the subject of the IWO Sprint Agreements (as defined in Section 3.23(a)) (the "IWO Sprint Licenses"), except in any such case where the failure to possess such IWO Permits or where any such action, proceeding, investigation or event would not reasonably be expected to have a IWO Material Adverse Effect or prevent, materially delay or materially impair the ability of IWO to consummate the transactions contemplated by this Agreement. None of IWO nor any of its subsidiaries is or has been in conflict with, or in default or violation of (a) any Law applicable to IWO or any of its subsidiaries or by or to which any of their respective assets or properties are bound or subject or (b) any of the IWO Permits, including the IWO Sprint Licenses, except for any such conflicts, defaults or violations described in the IWO SEC Reports (as defined below) filed prior to the date hereof or as described in Schedule 3.06 of the IWO Disclosure Schedule or which would not reasonably be expected to have a IWO Material Adverse Effect. Except as set forth in Schedule 3.06 of the IWO Disclosure Schedule, none of IWO nor any of its subsidiaries has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws or IWO Permits, except for written notices relating to possible conflicts, defaults or violations described in the IWO SEC Reports filed prior to the date hereof or that would not reasonably be expected to have a IWO Material Adverse Effect.

   Section 3.07.  Reports; Financial Statements.

   (a) Since April 13, 2001, IWO and its subsidiaries have filed (i) all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") including, without limitation,
(1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q,
(3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively, together with the Registration Statement on Form S-4 filed on April 13, 2001, as amended, the "IWO SEC Reports"). The IWO SEC Reports, including all IWO SEC Reports filed after the date of this Agreement and prior to the Effective Time, were or will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such IWO SEC Reports. The IWO SEC Reports, including all IWO SEC Reports filed after the date of this Agreement and prior to the Effective Time, did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading unless such misstatement or omission was corrected in a subsequent IWO SEC Report filed prior to the date hereof.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the IWO SEC Reports filed prior to the Effective Time (i) have been or will be prepared in all material respects in accordance with the published rules and regulations of the SEC and generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in GAAP and (B) with respect to the IWO SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the consolidated financial position of IWO and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments.

   (c) As of November 30, 2001, IWO and its consolidated subsidiaries had $300,000,000 in outstanding long term debt including under the IWO Credit Agreement and the IWO Indenture and $143,700,000 in cash, cash equivalents, restricted cash and investment securities within the meaning of GAAP.

   Section 3.08. Absence of Certain Changes or Events. Except as disclosed in the IWO SEC Reports filed prior to the date of this Agreement, since December 31, 2000, IWO and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been any material change by IWO or its subsidiaries in their accounting methods, principles or practices or a IWO Material Adverse Effect or any event, occurrence or development which would reasonably be expected to have a IWO Material Adverse Effect.

   Section 3.09. Absence of Litigation. Except as disclosed in the IWO SEC Reports filed prior to the date of this Agreement or as set forth in Schedule
3.09 of the IWO Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of IWO, investigation of any kind, at Law or in equity, pending or, to the knowledge of IWO, threatened against IWO or any of its subsidiaries or any properties or rights of IWO or any of its subsidiaries, and none of such claims, actions, suits, litigation, proceedings, arbitrations or investigations would reasonably be expected to have a IWO Material Adverse Effect. Neither IWO nor any of its subsidiaries is subject to any continuing order, consent decree or settlement agreement of, or other similar written agreement with, or, to the knowledge of IWO, continuing investigation by, any Governmental Entity, court or arbitration tribunal, or any judgment, order, writ, injunction, decree, cease-and-desist order or award of any Governmental Entity, court or arbitrational tribunal, except for matters which would not reasonably be expected to have a IWO Material Adverse Effect.

   Section 3.10.  IWO Employee Benefit Plans; Labor Matters

   (a) Schedule 3.10(a) of the IWO Disclosure Schedule sets forth each employee benefit plan, program, commitment and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any compensation or equity plan, program, commitment or contract), including all amendments thereto, maintained or contributed to by IWO or any of its subsidiaries, or with respect to which IWO or any of its subsidiaries has or could incur liability, including without limitation, under Section 4069, 4212(c) or 4204 of ERISA (the "IWO Benefit Plans"). IWO has made available to USU a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS") with respect to each IWO Benefit Plan for which a Form 5500 is required to be filed, (ii) each IWO Benefit Plan, (iii) each trust agreement relating to each IWO Benefit Plan, (iv) the most recent summary plan description for each IWO Benefit Plan for which a summary plan description is required, including any summary of material modifications, (v) the most recent actuarial report or valuation relating to each IWO Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any IWO Benefit Plan intended to be qualified under Section 401(a) of the Code.

   (b) With respect to the IWO Benefit Plans, no event has occurred and, to the knowledge of IWO, there exists no condition or set of circumstances, in connection with which IWO or any of its subsidiaries could be subject to any liability under the terms of such IWO Benefit Plans (other than the payment or provision of benefits contemplated by such Plans), ERISA, the Code or any other applicable Law which would reasonably be expected to have a IWO Material Adverse Effect. Except as otherwise set forth in Schedule 3.10(b) of the IWO Disclosure Schedule:

      (i) Each IWO Benefit Plan has been administered in all material respects in accordance with its terms and applicable Law and, as to any IWO Benefit Plan intended to be qualified under Section 401(a) of the Code, such IWO Benefit Plan satisfies the requirements of such Section or has received a favorable IRS determination letter that includes all changes required to be made by applicable Law or has timely filed a request for a determination letter covering such required amendments to the extent the deadline for filing such request has passed as of the date hereof;

      (ii) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of IWO, threatened against, or with respect to, any of the IWO Benefit Plans or their assets, and to the knowledge of IWO there is no basis for any such action, suit or claim, which in any case would reasonably be expected to have a IWO Material Adverse Effect;

      (iii) All contributions required to be made to the IWO Benefit Plans pursuant to their terms and provisions and applicable Law have been timely made;

      (iv) No IWO Benefit Plan is subject to Title IV of ERISA; and

      (v) In connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made (including the acceleration of any vesting) under the IWO Benefit Plans or any of the programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement which, in the aggregate, would result in an excess parachute payment within the meaning of Section 280G of the Code.

   (c) Neither IWO nor any of its subsidiaries is a party to any collective bargaining or other labor union contracts. No collective bargaining agreement is being negotiated by IWO or any of its subsidiaries. There is no pending or, to the knowledge of IWO, threatened labor dispute, strike or work stoppage against IWO or any of its subsidiaries which would materially interfere with the business activities of IWO and its subsidiaries, taken as a whole. To the knowledge of IWO, as of the date hereof, there is no pending or threatened charge or complaint against IWO or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

   (d) Except as set forth in Schedule 3.10(d) of the IWO Disclosure Schedule, as of the date hereof, none of IWO nor any of its subsidiaries is a party to or is bound by any change of control or severance plans, agreements, programs or policies.

   (e) Except as provided in Schedule 3.10(e) of the IWO Disclosure Schedule,
(x) no IWO Benefit Plan provides retiree medical or retiree life insurance benefits to any person and (y) neither IWO nor any of its subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any person with post-employment life insurance or medical benefits, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

   (f) Except as provided in Schedule 3.10(f) of the IWO Disclosure Schedule, neither IWO nor any of its subsidiaries contributes to or has an obligation (including any secondary obligation) to contribute to, and prior to the date of this Agreement has not contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

   (g) Except as set forth in Schedule 3.10(g) of the IWO Disclosure Schedule, IWO has not amended any of the IWO Benefit Plans or any of the plans, programs, agreements, policies or other commitments described in Sections 3.10(d), 3.21(a)(iv), or 3.21(a)(v) of this Agreement since December 31, 2000, except as may be required by applicable Law.

   (h) Subject to applicable Law, each IWO Benefit Plan may be unilaterally amended or terminated at any time by IWO or a subsidiary of IWO without liability other than for benefits accrued thereunder prior to the date of such amendment or termination.

   Section 3.11.  Taxes

   (a) Except for such matters as would not reasonably be expected to have a IWO Material Adverse Effect, and except as set forth in Schedule 3.11(a) of the IWO Disclosure Schedule, (i) all returns and reports ("Tax Returns") of or with respect to any Tax which are required to be filed on or before the Closing Date by or with respect to IWO or any its subsidiaries have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to IWO or any of its subsidiaries have been or will be satisfied in full in all respects, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

   (b) All Tax Returns of or with respect to IWO or any of its subsidiaries with unexpired or extended statutes of limitations which have been audited by the applicable governmental authority are set forth in Schedule 3.11(b) of the IWO Disclosure Schedule.

   (c) Except as set forth in Schedule 3.11(c) of the IWO Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to IWO or any its subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to IWO or any of its subsidiaries or any agreement pursuant to which IWO or any of its subsidiaries has agreed to settle any liability for Taxes.

   (d) There is no claim against IWO or any of its subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to IWO or any of its subsidiaries other than those disclosed in Schedule 3.11(d) of the IWO Disclosure Schedule and those which would not reasonably be expected to have a IWO Material Adverse Effect.

   (e) IWO has previously delivered to USU true and complete copies of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement affecting IWO or any of its subsidiaries.

   (f) Except for statutory liens for current Taxes not yet due, no material liens for Taxes exist upon the assets of any of IWO or its subsidiaries.

   (g) Except as set forth in Schedule 3.11(g) of the IWO Disclosure Schedule, neither IWO nor any of its subsidiaries will be required to include, for Tax purposes, any amount in income for any taxable period beginning after December 31, 2000 as a result of a change in accounting method for any taxable period ending on or before December 31, 2000 or pursuant to any agreement with any Tax authority with respect to any such taxable period.

   (h) Except as set forth in Schedule 3.11(h) of the IWO Disclosure Schedule, none of the property of IWO or any of its subsidiaries is held in an arrangement for which partnership Tax Returns are being filed, and neither IWO nor any of its subsidiaries owns any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code) or other entity the income of which is required to be included in the income of IWO or such subsidiary.

   (i) Except as set forth in Schedule 3.11(i) of the IWO Disclosure Schedule, none of the property of IWO or any of its subsidiaries is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of section 168(g)(5) of the Code).

   (j) None of IWO nor any of its subsidiaries has made an election under section 341(f) of the Code.

   Section 3.12. Tax Matters. None of IWO nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code, and IWO has no knowledge of any fact or circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or would cause their counsel to be unable to render the opinion described in Section 7.03(d).

   Section 3.13. Opinion of Financial Advisor. IWO has received the opinion of Credit Suisse First Boston Corporation to the effect that, as of the date of delivery of such opinion, the Merger Consideration to be received by the holders of IWO Common Stock in the Merger is fair, from a financial point of view, to such holders. IWO will promptly deliver to USU a true and complete written copy of such opinion.

   Section 3.14. Environmental Matters. Except for matters disclosed in the IWO SEC Reports filed prior to the date hereof or in Schedule 3.14 of the IWO Disclosure Schedule and except for matters that would not reasonably be expected to have a IWO Material Adverse Effect: (i) the properties, operations and activities of IWO and its subsidiaries are in compliance with all applicable Environmental Laws; (ii) IWO and its subsidiaries and the properties and operations of IWO and its subsidiaries are not subject to any existing, pending or, to the knowledge of IWO, threatened action, suit, investigation, inquiry or proceeding by any third party, including without limitation, any governmental authority, under any Environmental Law; (iii) all notices, permits, exemptions, registrations, licenses, or similar authorizations, if any, required to be obtained or filed by IWO or any of its subsidiaries under any Environmental Law in connection with any aspect of the business of IWO or its subsidiaries, including without limitation, those relating to the generation, treatment, storage, transport, disposal or release of a Hazardous Substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and IWO and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, exemptions, registrations, licenses and similar authorizations; (iv) IWO and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any Environmental Law, and IWO and its subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements; (v) there are no physical or environmental conditions existing on any property of IWO or its subsidiaries or resulting from IWO's or such subsidiaries' operations or activities, past or present, at any on-site or, to the knowledge of IWO, offsite location, that would reasonably be expected to give rise to any on-site or offsite investigatory or remedial obligations imposed on IWO or any of its subsidiaries under any Environmental Laws; (vi) to IWO's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all Hazardous Substances generated by IWO and its subsidiaries have been transported only by carriers duly licensed, as applicable, by governmental authorities and authorized under Environmental Laws to transport such substances, and disposed of only at treatment, storage, and disposal facilities duly licensed, as applicable, by governmental authorities and authorized under Environmental Laws to treat, store or dispose of such substances; (vii) there has been no exposure of any person or property to Hazardous Substances, nor has there been any release of Hazardous Substances into the environment by IWO or its subsidiaries or in connection with their properties, operations or activities that would reasonably be expected to give rise to any claim against IWO or any of its subsidiaries for damages or compensation; and (viii) IWO and its subsidiaries have made available to USU all internal and external environmental audits, studies, correspondence and related documents on environmental matters in the possession of IWO or its subsidiaries relating to any of the current or former properties, operations or activities of IWO and its subsidiaries.

   For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, common law, judgments, settlements, decrees or orders of any governmental authority pertaining to health, safety or the environment currently in effect in any and all jurisdictions in which the party in question and its subsidiaries own or have owned property or conduct or have conducted business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, any state Laws implementing the foregoing federal Laws, and any state Laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection Laws. For purposes of this Agreement, the term "Hazardous Substances" shall mean: (i) any "waste," "hazardous waste," "industrial waste," "solid waste," "hazardous material," "hazardous substance," "toxic substance," "hazardous material," "pollutant," or "contaminant" as those or similar terms are defined, identified, or regulated under any Environmental Laws; (2) any asbestos, polychlorinated biphenyls, or radon; (3) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof; and (4) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Law or results in any governmental authority requiring any environmental investigation, remediation, or monitoring thereof. Also for purposes of this Agreement, "release" shall have the meaning specified in CERCLA, and "disposal" shall have the meaning specified in RCRA; provided, however, that to the extent the Laws of the state in which the property is located establish a meaning for "release" or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

   Section 3.15. Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover Law, state or federal (each, a "Takeover Statute") is applicable to the Merger or the other transactions contemplated hereby.

   Section 3.16. Brokers. Except for Credit Suisse First Boston Corporation, UBS Warburg LLC and JP Morgan Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IWO or any of its subsidiaries. Prior to the date of this Agreement, IWO has delivered to USU a complete and correct copy of all compensation agreements pursuant to which Credit Suisse First Boston Corporation, UBS Warburg LLC and JP Morgan Securities Inc. will be entitled to any payment relating to the transactions contemplated by this Agreement.

   Section 3.17. Insurance. Schedule 3.17 of the IWO Disclosure Schedule sets forth an accurate and complete list of all insurance coverage currently in effect for IWO and its subsidiaries, including in each case the name of the underwriter, the risks insured, the coverage amounts and related limits, the deductibles, the expiration date and all significant riders. Except as set forth in Schedule
3.17 of the IWO Disclosure Schedule, none of IWO nor any of its subsidiaries has received any notice, which remains outstanding, of cancellation or termination with respect to any material insurance policy of IWO or its subsidiaries.

   Section 3.18.  Properties

   (a) Except as set forth in Schedule 3.18(a) of the IWO Disclosure Schedule, each of IWO and its subsidiaries has good and marketable title, free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible or intangible, that are reflected on the latest balance sheet contained in IWO's most recent IWO SEC Report on Form 10-Q filed prior to the date hereof or acquired after the date of such balance sheet, except for dispositions of such properties or assets in the ordinary course of business consistent with past practice and except for (i) liens for Taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) such imperfections of title, easements and encumbrances, if any, as would not reasonably be expected to have a IWO Material Adverse Effect, and (iii) mechanic's, materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business (the items in clauses
(i) (ii) and (iii) and the items set forth in Schedule 3.18(a) of the IWO Disclosure Schedule, collectively, the "IWO Permitted Liens").

   (b) Schedule 3.18(b) of the IWO Disclosure Schedule sets forth an accurate and complete list and description of all real property owned by IWO or any of its subsidiaries.

   Section 3.19.  Leases

   (a) Schedule 3.19(a) of the IWO Disclosure Schedule contains an accurate and complete list of each IWO Site Lease and each IWO Space Lease (each, a "IWO Lease"). A true and complete copy of each IWO Lease has heretofore been made available to USU.

   (b) To the knowledge of IWO, each IWO Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as would not reasonably be expected to have a IWO Material Adverse Effect. The interest of IWO and its subsidiaries under each IWO Lease is free and clear of all liens and encumbrances other than any IWO Permitted Liens. Except as set forth in Schedule 3.19(b) of the IWO Disclosure Schedule, there are no existing defaults by IWO or any of its subsidiaries under any of the IWO Leases, and to the knowledge of IWO no event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any IWO Lease, except in each case for defaults that would not reasonably be expected to have a IWO Material Adverse Effect. None of IWO nor any of its subsidiaries has received any notice that any lessor under any IWO Lease will not consent (where such consent is necessary) to the consummation of the Merger without requiring any material modification of the rights or obligations of the lessee thereunder.

   Section 3.20. No Undisclosed Liabilities. Except (i) as disclosed in the consolidated financial statements contained in the IWO SEC Reports filed prior to the date hereof, (ii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice of IWO and its subsidiaries since the date of the latest balance sheet contained in the most recent IWO SEC Report on Form 10-Q filed prior to the date hereof, (iii) as disclosed in Schedule 3.20 of the IWO Disclosure Schedule and (iv) for liabilities that would not reasonably be expected to have a IWO Material Adverse Effect, none of IWO nor any of its subsidiaries has any liability or obligation of any nature, whether or not absolute, accrued, contingent or otherwise that would be required to be reflected or reserved against in a consolidated balance sheet of IWO and its subsidiaries prepared in accordance with GAAP as of the date hereof.

   Section 3.21.  Certain Contracts

   (a) Except for the IWO Sprint Agreements and the IWO Leases and contracts or agreements described in clauses (iii), (iv), (v), (vi), (vii) and (xvi) that provide for aggregate payments to any person in any calendar year of less than $100,000, Schedule 3.21(a) of the IWO Disclosure Schedule contains as of the date of this Agreement a complete and accurate list of each of the following contracts, and a true and correct copy of each such contract has been made available to USU by IWO:

      (i) contracts or agreements of IWO or any of its subsidiaries relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business) or any guarantee or other contingent liability in respect of any indebtedness or obligation of any person other than IWO or any of its subsidiaries (other than the endorsement of negotiable instruments for collection in the ordinary course of business), in any case providing for or relating to aggregate payments to any person in excess of $250,000;

      (ii) contracts or agreements that contain restrictions with respect to payment of dividends or any other distribution in respect of the equity of IWO or any of its subsidiaries;

      (iii) any letters of credit or similar arrangements relating to IWO or any of its subsidiaries;

      (iv) any employment or consulting agreements with any employee of IWO or any of its subsidiaries or other person on a consulting basis;

      (v) any management, consulting or advisory agreements with any former employee of IWO or any of its subsidiaries pursuant to which IWO or any of its subsidiaries has any existing or future obligations;

      (vi) any agreement under which IWO or any of its subsidiaries is lessee of or holds or operates any property, real or personal;

      (vii) any agreement under which IWO or any of its subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal;

      (viii) any powers of attorney granted by or on behalf of IWO or any of its subsidiaries;

      (ix) [intentionally omitted]

      (x) any agreement that in any way purports to prohibit IWO or any of its subsidiaries from freely engaging in business anywhere in the world or competing with any other person;

      (xi) any guaranty or other similar undertaking with respect to a contractual performance of any third party extended by IWO or any of its subsidiaries, in any case relating to amounts in excess of $250,000;

      (xii) any agreement pursuant to which IWO or any of its subsidiaries has agreed to defend, indemnify or hold harmless any other person;

      (xiii) any agreement pursuant to which IWO may be required to file a registration statement under the Securities Act with respect to any securities issued by IWO;

      (xiv) any joint venture agreement or partnership agreement to which IWO or any of its subsidiaries is a party;

      (xv) any vendor agreements to which IWO or any of its subsidiaries is a party, in any case providing for aggregate payments to any person in any calendar year of more than $250,000;

      (xvi) any construction contracts or construction management contracts to which IWO or any of its subsidiaries is a party;

      (xvii) any agreement between IWO or any of its subsidiaries, on the one hand, and any of their respective stockholders, on the other hand under which IWO or any of its subsidiaries has any existing or future obligations;

      (xviii) any agreement of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of IWO or any of its subsidiaries, except between IWO and its subsidiaries or between such subsidiaries;

      (xix) any agreement to make any loans, advances or capital contributions to, or investments in, any person, other than by IWO or a subsidiary of IWO to or in IWO or any direct or indirect wholly owned subsidiary of IWO; and

      (xx) any other agreement to which IWO or any of its subsidiaries is a party or by which IWO or any of its subsidiaries is bound and which is material to IWO and its subsidiaries taken as a whole, other than any agreement filed as an exhibit to a IWO SEC Report filed prior to the date hereof.

   (b) Except as set forth in Schedule 3.21(b) of the IWO Disclosure Schedule, with respect to each IWO Contract that is individually material to the business or operations of IWO and its subsidiaries taken as a whole: (i) such IWO Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect; (ii) none of IWO nor any of its subsidiaries is in breach or default thereof, nor has IWO or any of its subsidiaries received notice that it is in breach of or default thereof; and (iii) no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by IWO or any of its subsidiaries or by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto, except in each case as would not reasonably be expected to have a IWO Material Adverse Effect. Except as set forth in
Schedule 3.21(b) of the IWO Disclosure Schedule, none of IWO nor any of its subsidiaries is a party to any oral contract, agreement, or other commitment which, if reduced to written form, would be required to be listed in Schedule 3.21(a) of the IWO Disclosure Schedule under the terms of this Section 3.21. IWO has made available to USU a materially accurate description of each oral contract, agreement or other commitment set forth in Schedule 3.21(b) of the IWO Disclosure Schedule.

   (c) Each contract, arrangement, commitment or understanding of any type or form required to be set forth in Schedule 3.21(a) of the IWO Disclosure Schedule, whether or not set forth in Schedule 3.21(a) of the IWO Disclosure Schedule, is referred to herein as a "IWO Contract."

   Section 3.22.  Distributors and Suppliers.  Except as set forth in Schedule
3.22 of the IWO Disclosure Schedule, since December 31, 2000, there has not been any material adverse change in the business relationship of IWO or any of its subsidiaries with any distributor who accounted for more than 2% of IWO's sales (on a consolidated basis) during the period from December 31, 2000 to September 30, 2001, or with any supplier from whom IWO or any of its subsidiaries purchased more than 5% of the goods or services (on a consolidated basis) which it purchased during the period from December 31, 2000 to September 30, 2001. Except as set forth in Schedule 3.22 of the IWO Disclosure Schedule, none of IWO nor any of its subsidiaries has knowledge of any termination or intended termination by any such distributor or supplier of its business relationship with IWO or any of its subsidiaries or any modification or intended modification of its business relationship with IWO or any of its subsidiaries in a manner which is adverse in any material respect to IWO, and none of IWO nor any of its subsidiaries has knowledge of any facts which could reasonably be expected to form an adequate basis for such termination or modification.

   Section 3.23.  Sprint Agreement Compliance

   (a) Schedule 3.23(a) of the IWO Disclosure Schedule sets forth a complete and accurate list of all agreements, together with all amendments, waivers or other changes thereto, between IWO, its subsidiaries or any of its affiliates, on the one hand, and Sprint PCS, on the other hand (collectively, the "IWO Sprint Agreements"). IWO has made available to USU a true and complete copy of each of the IWO Sprint Agreements. There are no unwritten amendments to, or waivers or other changes under, any IWO Sprint Agreement.

   (b) Each of the IWO Sprint Agreements is valid, binding and enforceable in accordance with its terms and is in full force and effect, except in any such case as would not reasonably be expected to have a IWO Material Adverse Effect. IWO and its subsidiaries have performed all obligations required to be performed by them under, and they are not in default under or in breach of, nor in receipt of any claim of default or breach under, any of the IWO Sprint Agreements, except in any such case as would not reasonably be expected to have a IWO Material

Adverse Effect. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by IWO or any of its subsidiaries, or which would permit termination, cancellation or modification by Sprint PCS, under any of the IWO Sprint Agreements, except in any such case as would not reasonably be expected to have a IWO Material Adverse Effect. None of IWO nor any of its subsidiaries has knowledge of any cancellation or anticipated cancellation by Sprint PCS of any of the IWO Sprint Agreements. IWO and its subsidiaries have made available to USU copies of all written notices received by them from Sprint PCS during the last six months (i) delivered pursuant to the official notice provisions of IWO Sprint Agreements or (ii) alleging a breach of the IWO Sprint Agreements.

   (c) IWO and its subsidiaries are in material compliance with the schedule and other goals established by the network build-out plan set forth in the IWO Sprint Agreements to the extent required by the IWO Sprint Agreements. Except as set forth in the Exhibit 2.1 Update IWO/Sprint PCS Build Out Plan of Years 2000, 2001 and 2002, dated September 30, 2001, and Presentation Materials on Executive Summary of IWO/Sprint PCS Build Out Plan for Years 2000, 2001 and 2002, dated September 30, 2001, together with all associated documentation and mapping, copies of which have been provided to USU, IWO and its subsidiaries have completed their build-out and network launch as of the date of such report.

   Section 3.24.  Intellectual Property.

   (a) "Intellectual Property" means all intellectual property rights of every kind, including (i) all United States or foreign patents and all United States or foreign patent applications, (ii) all trade secret or confidential information, including without limitation, marketing, customer, planning, financial, research, development and technical information and data; (iii) all rights of copyright, including registrations and applications for registration thereof, and (iv) all trademarks, service marks, trademark registrations and applications, service mark registrations and applications, trade names and trade dress.

   (b) IWO and its subsidiaries own or have the right to use or license, and to license others to use, all Intellectual Property material to the businesses of IWO and its subsidiaries as such businesses are conducted on the date hereof (the "IWO Intellectual Property"). Except as set forth in Schedule 3.24 of the IWO Disclosure Schedule: (i) no written claim of invalidity or conflicting ownership rights with respect to any IWO Intellectual Property has been made by a third person and the IWO Intellectual Property is not the subject of any pending or, to IWO's knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (ii) no person has given notice to IWO or any of its subsidiaries that IWO or any of its subsidiaries or licensees is infringing or misappropriating or has infringed or misappropriated the Intellectual Property of any third person; (iii) to IWO's knowledge, the conduct of the businesses of IWO and its subsidiaries and the use of any IWO Intellectual Property in the businesses of IWO and its subsidiaries as such businesses are conducted on the date hereof does not and will not infringe or misappropriate any Intellectual Property of any third person; (iv) to IWO's knowledge, no other person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with the rights of IWO and its subsidiaries to use or exploit any IWO Intellectual Property; and (v) the execution, delivery and performance of this Agreement by IWO and the consummation of the transactions contemplated hereby will not impair the right of the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of, any IWO Intellectual Property.

   Section 3.25.  Related Party Transactions.  Except as set forth in Schedule
3.25 of the IWO Disclosure Schedule, to the knowledge of IWO, no stockholder nor any officer or director of IWO or any of its subsidiaries owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any person that is, a competitor, lessor, lessee, customer or supplier of IWO or any of its subsidiaries or which conducts a business similar to any business conducted by IWO or any of its subsidiaries. No stockholder, officer or director of IWO or any of its subsidiaries (a) owns or holds, directly or indirectly, in whole or in part, any IWO Intellectual Property, (b) to the knowledge of IWO has any claim, charge, action or cause of action against IWO or any of its subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) to the knowledge of IWO, has made, on behalf of IWO or any of its subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any stockholder, officer or director of IWO or any of its subsidiaries is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity),
(d) owes any money to IWO or any of its subsidiaries or (e) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of IWO or any of its subsidiaries.

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF USU

   The USU Companies hereby represent and warrant to IWO that:

   Section 4.01. Organization and Qualification. Each of the USU Companies is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not reasonably be expected to have a USU Material Adverse Effect. The term "USU Material Adverse Effect" as used in this Agreement shall mean any change, effect, event or occurrence that is or would reasonably be expected to be materially adverse to the financial condition, results of operations, business, properties or operations of USU and its subsidiaries, taken as a whole; provided, however, that any such change, effect, event or occurrence arising out of or attributable to (A) changes or developments in the industries in which USU and its subsidiaries operate to the extent generally affecting all other persons operating in such industries, (B) general economic, political or financial market conditions, (C) action taken by USU with the prior written consent of IWO, (D) USU's compliance with its covenants under, or the terms and conditions of, this Agreement, (E) the execution or announcement of this Agreement or (F) any decline in the market price per share of USU Common Stock (but not any change, effect, event or occurrence underlying such decline to the extent such change, effect, event or occurrence would otherwise constitute a USU Material Adverse Effect) shall also be excluded from the determination of a USU Material Adverse Effect. Schedule
4.01 of the disclosure schedule delivered to IWO by USU on the date hereof (the "USU Disclosure Schedule") sets forth, as of the date of this Agreement, a true and complete list of all USU's directly or indirectly owned subsidiaries, together with (A) the jurisdiction of incorporation or organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock or other equity interests owned by USU or another subsidiary of USU and (B) an indication of whether each such subsidiary is a Significant Subsidiary.

   Section 4.02. Charter and Bylaws. USU has heretofore made available to IWO a complete and correct copy of the charter and bylaws, as amended or restated, of each of the USU Companies. None of the USU Companies is in violation of any of the provisions of its charter or any material provision of its bylaws.

   Section 4.03.  Capitalization.

   (a) The authorized capital stock of USU consists of (i) 500,000,000 shares of class A common stock, $0.01 par value per share (the "USU Class A Common Stock"), of which as of December 10, 2001, 27,751,598 shares were issued and outstanding, (ii) 300,000,000 shares of class B common stock, $0.01 par value per share (the "USU Class B Common Stock" and, together with the USU Class A Common Stock, the "USU Common Stock"), of which as of December 10, 2001, 56,600,144 shares were issued and outstanding and (iii) 200,000,000 shares of preferred stock, $0.01 per value per share, of which as of December 10, 2001, no shares were issued and outstanding. As of December 10, 2001, no shares were held in treasury by USU and 6,635,580 shares of USU Class A Common Stock were reserved for future issuance pursuant to outstanding options granted under the 1999 Amended and Restated USU Equity Incentive Plan. Except as described in this Section 4.03 or in Schedule 4.03(a) of the USU Disclosure Schedule, as of December 10, 2001, no shares of capital stock or other equity securities of USU are issued or outstanding or reserved for any purpose. Each of the outstanding shares of capital stock of or other equity interests in, each of USU and each of its subsidiaries is duly authorized, validly issued and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock or other equity securities of USU or any of its subsidiaries subject to) any preemptive or similar rights created by statute, the charter or bylaws of USU or any of its subsidiaries, or any agreement to which USU or any of its subsidiaries is a party or bound, and, except as set forth in Schedule 4.03(a) of the USU Disclosure Schedule, such outstanding shares or other equity interests owned by USU or a subsidiary of USU are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on USU's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever. Except as set forth in Schedule 4.03(a) of the USU Disclosure Schedule, all shares of capital stock or other equity interests in each subsidiary of USU are owned by USU or by a direct or indirect wholly-owned subsidiary of USU.

   (b) Except as set forth in Section 4.03(a) above or in Schedule 4.03(b)(i) of the USU Disclosure Schedule, there are no outstanding securities, options, warrants or other rights (including registration rights), agreements or commitments of any character to which USU or any of its subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of USU or any of its subsidiaries or obligating USU or any of its subsidiaries to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any shares of the capital stock or other equity interests of USU or any of its subsidiaries, by sale, lease, license or otherwise. Except as set forth in Schedule 4.03(b)(ii) of the USU Disclosure Schedule, there are no obligations, contingent or otherwise, of USU or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interest of USU or any of its subsidiaries or (ii) to dispose of any shares of capital stock or equity interests in any subsidiary of USU. Except as set forth in Schedule 4.03(b)(iii) of the USU Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which USU or any of its subsidiaries is a party or by which USU or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of USU. There are no bonds, debentures, notes or other indebtedness of USU or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of USU may vote.

   (c) The authorized capital stock of Merger Sub consists of 1000 shares of common stock, $0.01 par value per share (the "Merger Sub Common Stock"). As of the date of this Agreement, 1000 shares of Merger Sub Common Stock were issued and outstanding and held by a direct or indirect subsidiary of USU, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Merger Sub's charter or bylaws or any agreement to which Merger Sub is a party or is bound.

   (d) The shares of USU Common Stock to be issued pursuant to the Merger will be, and all shares of USU Common Stock issuable upon exercise of any options or warrants to purchase IWO Common Stock to be assumed by USU in the Merger will be, when issued in accordance with the terms of such options or warrants, as applicable, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, USU's charter or bylaws or any agreement to which USU is a party or is bound.

   (e) As of the date of this Agreement, USU and its subsidiaries are in compliance with the foreign ownership and voting provisions of Section 310(b) of the Communications Act.

   Section 4.04. Authority. Each of the USU Companies has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Required USU Vote (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the USU Companies and the consummation by each of the USU Companies of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of any of the USU Companies are necessary to authorize this Agreement or, subject to the Required USU Vote, to consummate the transactions contemplated hereby. The Board of Directors of USU has unanimously approved this Agreement, the Merger and the other transactions contemplated hereby. Except for the affirmative vote of the holders of a majority of the issued and outstanding shares of USU Class A Common Stock and USU Class B Common Stock, voting together as a single class, as required by the applicable rules of Nasdaq to approve the issuance of the USU Common Stock pursuant to the Merger (the "Required USU Vote"), no vote of the stockholders of USU or any class thereof, or of the holders of any other securities of USU (equity or otherwise), is required by Law or the certificate of incorporation or bylaws of USU for USU to consummate the Merger. This Agreement has been duly executed and delivered by each of the USU Companies and, assuming the due authorization, execution and delivery thereof by IWO, constitutes the legal, valid and binding obligation of each of the USU Companies enforceable against each of the USU Companies in accordance with its terms.

   Section 4.05.  No Conflict; Required Filings and Consents.

   (a) Assuming that the Approvals (as defined in Section 4.05(b)), filings and notifications described in Section 4.05(b) have been obtained or made, as the case may be, the execution and delivery of this Agreement by each of the USU Companies does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, or the equivalent organizational documents, in each case as amended or restated, of USU or any of its subsidiaries, (ii) conflict with or violate any Laws applicable to USU or any of its subsidiaries or by which any of their respective assets or properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of USU or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which USU or any of its subsidiaries is a party or by or to which USU or any of its subsidiaries or any of their respective assets or properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iii) that would not reasonably be expected to have a USU Material Adverse Effect.

   (b) The execution and delivery of this Agreement by each of the USU Companies does not, and the consummation of the transactions contemplated hereby will not, require any of the USU Companies to obtain any Approvals of or from, or to make any filing with or notification to, any Governmental Entity or third person, except (i) as disclosed in Schedule 4.05(b) of the USU Disclosure Schedule, (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the HSR Act, the Communications Act and the filing and recordation of appropriate merger documents as required by Delaware Law, and (iii) where the failure to obtain such Approvals, or to make such filings or notifications, would not prevent, materially delay or materially impair the ability of the USU Companies to consummate the transactions contemplated by this Agreement and would not reasonably be expected to have a USU Material Adverse Effect.

   Section 4.06. Permits; Compliance. Each of USU and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "USU Permits"); and there is no action, proceeding or investigation pending or threatened in writing regarding, and no event has occurred that has resulted in or after notice or lapse of time or both could reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or substantial fine with respect to, any of the USU Permits or, to the knowledge of USU, the personal communications services licenses held by Sprint PCS and that are the subject of the USU Sprint Agreements (as defined in Section 4.22(a)) (the "USU Sprint Licenses"), except in any such case where the failure to possess such USU Permits or where any such action, proceeding, investigation or event would not reasonably be expected to have a USU Material Adverse Effect or prevent, materially delay or materially impair the ability of the USU Companies to consummate the transactions contemplated by this Agreement. None of USU nor any of its subsidiaries is in conflict with, or in default or violation of (a) any Law applicable to USU or any of its subsidiaries or by or to which any of their respective assets or properties is bound or subject or (b) any of the USU Permits, including the USU Sprint Licenses, except for any such conflicts, defaults or violations described in the USU SEC Reports (as defined below) filed prior to the date hereof or described in Schedule 4.06 of the USU Disclosure Schedule or which would not reasonably be expected to have a USU Material Adverse Effect. None of USU nor any of its subsidiaries has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws or the USU Permits, except for written notices relating to possible conflicts, defaults or violations described in the USU SEC Reports filed prior to the date hereof or that would not reasonably be expected to have a USU Material Adverse Effect.

   Section 4.07.  Reports; Financial Statements.

   (a) Since April 4, 2000, USU and its subsidiaries have filed (i) all forms, reports, statements and other documents required to be filed with the SEC, including, without limitation, (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively, the "USU SEC Reports"). The USU SEC Reports, including all USU SEC Reports filed after the date of this Agreement and prior to the Effective Time were or will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such USU SEC Reports. The USU SEC Reports, including all USU SEC Reports filed after the date of this Agreement and prior to the Effective Time, did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading unless such misstatement or omission was corrected in a subsequent USU SEC Report filed prior to the date hereof.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the USU SEC Reports filed prior to the Effective Time (i) have been or will be prepared in all material respects in accordance with the published rules and regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in GAAP and (B) with respect to the USU SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the consolidated financial position of USU and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal recurring year-end adjustments.

   (c) As of November 30, 2001, USU and its consolidated subsidiaries had $336,318,246 in outstanding long term debt and $111,844,124 in cash, cash equivalents, restricted cash and investment securities within the meaning of GAAP.

   Section 4.08. Absence of Certain Changes or Events. Except as disclosed in the USU SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 4.08 of the USU Disclosure Schedule, since December 31, 2000, USU and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been any material change by USU or its subsidiaries in their accounting methods, principles or practices or a USU Material Adverse Effect or any event, occurrence or development which would be reasonably expected to have a USU Material Adverse Effect.

   Section 4.09. Absence of Litigation. Except as disclosed in the USU SEC Reports filed prior to the date of this Agreement or as set forth in Schedule
4.09 of the USU Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of USU, investigation of any kind, at Law or in equity, pending or, to the knowledge of USU, threatened against USU or any of its subsidiaries or any properties or rights of USU or any of its subsidiaries, and none of such claims, actions, suits, litigation, proceedings, arbitrations or investigations would reasonably be expected to have a USU Material Adverse Effect. Neither USU nor any of its subsidiaries is subject to any continuing order, consent, decree or settlement agreement of, or other similar written agreement with, or, to the knowledge of USU, continuing investigation by, any Governmental Entity, court or arbitration tribunal, or any judgment, order, writ, injunction, decree, cease-and-desist order or award of any Governmental Entity, court or arbitrational tribunal, except for matters which would not reasonably be expected to have a USU Material Adverse Effect.

   Section 4.10.  USU Employee Benefit Plans; Labor Matters

   (a) For purposes of this Agreement, "USU Benefit Plans" shall mean each employee benefit plan, program, commitment and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA and any compensation or equity plan, program, commitment or contract), and all amendments thereto, maintained or contributed to by USU or any of its subsidiaries, or with respect to which USU or any of its subsidiaries has or could incur liability, including without limitation, under Section 4069, 4212(c) or 4204 of ERISA, or with or relating to any employee, director or consultant of USU or any of its subsidiaries, whether or not such plan, program, arrangement or contract has been terminated as of the date of this Agreement.

   (b) With respect to the USU Benefit Plans, no event has occurred and, to the knowledge of USU, there exists no condition or set of circumstances, in connection with which USU or any of its subsidiaries could be subject to any liability under the terms of such USU Benefit Plans (other than the payment or provision of benefits contemplated by such Plans), ERISA, the Code or any other applicable Law which would reasonably be expected to have a USU Material Adverse Effect. Except as otherwise set forth in Schedule 4.10(b) of the USU Disclosure Schedule:

      (i) Each USU Benefit Plan has been administered in all material respects with its terms and applicable Law and, as to any USU Benefit Plan intended to be qualified under Section 401(a) of the Code, such USU Benefit Plan satisfies the requirements of such Section and has received a favorable IRS determination letter that includes all changes required to be made by applicable Law or has timely filed a request for a determination letter covering such required amendments to the extent the deadline for filing such request has passed as of the date hereof;

      (ii) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of USU, threatened against, or with respect to, any of the USU Benefit Plans or their assets, and there is no basis for any such action, suit or claim, which in any case would reasonably be expected to have a USU Material Adverse Effect;

      (iii) All contributions required to be made to the USU Benefit Plans pursuant to their terms and provisions and applicable Law have been timely made; and

      (iv) No USU Benefit Plan is subject to Title IV of ERISA.

   (c) There is no pending or, to the knowledge of USU, threatened labor dispute, strike or work stoppage against USU or any of its subsidiaries which would materially interfere with the business activities of USU and its subsidiaries, taken as a whole. To the knowledge of USU, as of the date hereof, there is no pending or threatened charge or complaint against USU or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

   Section 4.11.  Taxes

   (a) Except for such matters as would not reasonably be expected to have a USU Material Adverse Effect, and except as set forth in Schedule 4.11(a) of the USU Disclosure Schedule, (i) all Tax Returns of or with respect to any Tax which are required to be filed on or before the Closing Date by or with respect to USU or any its subsidiaries have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to USU or any of its subsidiaries have been or will be satisfied in full in all respects, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

   (b) All Tax Returns of or with respect to USU or any of its subsidiaries with unexpired or extended statutes of limitations which have been audited by the applicable governmental authority are set forth in Schedule 4.11(b) of the USU Disclosure Schedule.

   (c) Except as set forth in Schedule 4.11(c) of the USU Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to USU or any its subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to USU or any of its subsidiaries or any agreement pursuant to which USU or any of its subsidiaries has agreed to settle any liability for Taxes.

   (d) There is no claim against USU or any of its subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to USU or any of its subsidiaries other than those disclosed in Schedule 4.11(d) of the USU Disclosure Schedule and those which would not reasonably be expected to have a USU Material Adverse Effect.

   (e) Except for statutory liens for current Taxes not yet due, no material liens for Taxes exist upon the assets of any of USU or its subsidiaries.

   (f) Except as set forth in Schedule 4.11(f) of the USU Disclosure Schedule, neither USU nor any of its subsidiaries will be required to include, for Tax purposes, any amount in income for any taxable period beginning after December 31, 2000 as a result of a change in accounting method for any taxable period ending on or before December 31, 2000 or pursuant to any agreement with any Tax authority with respect to any such taxable period.

   Section 4.12. Tax Matters. None of the USU Companies nor any of their affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code, and none of the USU Companies has knowledge of any fact or circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or would cause their counsel to be unable to render the opinion described in Section 7.02(d).

   Section 4.13.  Environmental Matters.  Except for matters disclosed in
Schedule 4.13 of the USU Disclosure Letter and except for matters that would not reasonably be expected to have a USU Material Adverse Effect: (i) the properties, operations and activities of USU and its subsidiaries are in compliance with all applicable Environmental Laws; (ii) USU and its subsidiaries and the properties and operations of USU and its subsidiaries are not subject to any existing, pending or, to the knowledge of USU, threatened action, suit, investigation, inquiry or proceeding by any third party, including without limitation, any governmental authority, under any Environmental Law; (iii) all notices, permits, exemptions, registrations, licenses, or similar authorizations, if any, required to be obtained or filed by USU or any of its subsidiaries under any Environmental Law in connection with any aspect of the business of USU or its subsidiaries, including without limitation, those relating to the generation, treatment, storage, transport, disposal or release of a Hazardous Substance, have been duly obtained or filed, and USU and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, exemptions, registrations, licenses and similar authorizations; (iv) USU and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any Environmental Law, and USU and its subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements; (v) there are no physical or environmental conditions existing on any property of USU or its subsidiaries or resulting from USU's or such subsidiaries' operations or activities, past or present, at any on-site or, to the knowledge of USU, offsite location, that would reasonably be expected to give rise to any on-site or offsite investigatory or remedial obligations imposed on USU or any of its subsidiaries under any Environmental Laws; (vi) to USU's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all Hazardous Substances generated by USU and its subsidiaries have been transported only by carriers duly licensed, as applicable, by governmental authorities and authorized under Environmental Laws to transport such substances, and disposed of only at treatment, storage and disposal facilities duly licensed, as applicable, by governmental authorities and authorized under Environmental Laws to treat, store or dispose of such substances; (vii) there has been no exposure of any person or property to Hazardous Substances, nor has there been any release of Hazardous Substances into the environment by USU or its subsidiaries or in connection with their properties, operations or activities that would reasonably be expected to give rise to any claim against USU or any of its subsidiaries for damages or compensation and (viii) USU and its subsidiaries have made available to IWO all internal and external environmental audits, studies, correspondence and related documents on environmental matters in the possession of USU and its subsidiaries relating to any of the current or former properties, operations or activities of USU and its subsidiaries.

   Section 4.14. Brokers. Except for Morgan Stanley & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the USU Companies.

   Section 4.15. Takeover Statutes. The Board of Directors of USU has taken all action necessary such that no Takeover Statute is applicable to the Merger or the other transactions contemplated hereby.

   Section 4.16. Insurance. Schedule 4.16 of the USU Disclosure Schedule sets forth an accurate and complete list of all insurance coverage currently in effect for USU and its subsidiaries, including in each case the name of the underwriter, the risks insured, the coverage amounts and related limits, the deductibles, the expiration date and all significant riders. Except as set forth in Schedule 4.16 of the USU Disclosure Schedule, none of USU nor any of its subsidiaries has received any notice, which remains outstanding, of cancellation or termination with respect to any material insurance policy of USU or its subsidiaries.

   Section 4.17. Properties. (a) Except as set forth in Schedule 4.17(a) of USU Disclosure Schedule, each of USU and its subsidiaries has good and marketable title, free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible or intangible, that are reflected on the latest balance sheet contained in USU's most recent USU SEC Report on Form 10-Q filed prior to the date hereof or acquired after the date of such balance sheet, except for dispositions of such properties or assets in the ordinary course of business consistent with past practice and except for (i) liens for Taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) such imperfections of title, easements and encumbrances, if any, as would not reasonably be expected to have a USU Material Adverse Effect, and (iii) mechanic's, materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business (the items in clauses (i) (ii) and (iii) and the matters set forth in Schedule 4.17(a) of the USU Disclosure Schedule, collectively, the "USU Permitted Liens").

   (b) Schedule 4.17(b) of the USU Disclosure Schedule sets forth an accurate and complete list and description of all real property owned by USU or any of its subsidiaries.

   Section 4.18. Leases. (a) Schedule 4.18(a) of the USU Disclosure Schedule contains an accurate and complete list of each USU Site Lease and each USU Space Lease (each, a "USU Lease"). A true and complete copy of each USU Lease has heretofore been made available to IWO.

   (b) To the knowledge of USU, each USU Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as would not reasonably be expected to have a USU Material Adverse

Effect. The interest of USU and its subsidiaries under each USU Lease is free and clear of all liens and encumbrances other than USU Permitted Liens. There are no existing defaults by USU or any of its subsidiaries under any of the USU Leases, and to the knowledge of USU no event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any USU Lease, except in each case for such defaults that would not reasonably be expected to have a USU Material Adverse Effect. None of USU nor any of its subsidiaries has received any notice that any lessor under any USU Lease will not consent (where such consent is necessary) to the consummation of the Merger without requiring any material modification of the rights or obligations of the lessee thereunder.

   Section 4.19. No Undisclosed Liabilities. Except (i) as disclosed in the consolidated financial statements contained in the USU SEC Reports filed prior to the date hereof, (ii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice of USU and its subsidiaries since the date of the latest balance sheet contained in the most recent USU SEC Report on Form 10-Q filed prior to the date hereof, (iii) as disclosed in Schedule 4.19 of the USU Disclosure Schedule and (iv) for liabilities that would not reasonably be expected to have a USU Material Adverse Effect, none of USU nor any of its subsidiaries has any liability or obligation of any nature, whether or not absolute, accrued, contingent or otherwise that would be required to be reflected or reserved against in a consolidated balance sheet of USU and its subsidiaries prepared in accordance with GAAP as of the date hereof.

   Section 4.20.  Certain Contracts

   (a) Except for the USU Sprint Agreements and the USU Leases and contracts or agreements described in clauses (iii), (iv), (v), (vi), (vii) and (xvi) that provide for aggregate payments to any person in any calendar year of less than $100,000, Schedule 4.20(a) of the USU Disclosure Schedule contains as of the date of this Agreement a complete and accurate list of each of the following contracts and a true and correct copy of each such contract has been made available to IWO by USU:

      (i) contracts or agreements of USU or any of its subsidiaries relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business) or any guarantee or other contingent liability in respect of any indebtedness or obligation of any person other than USU or any of its subsidiaries (other than the endorsement of negotiable instruments for collection in the ordinary course of business), in any case providing for or relating to aggregate payments to any person in excess of $250,000;

      (ii) contracts or agreements that contain restrictions with respect to payment of dividends or any other distribution in respect of the equity of USU or any of its subsidiaries;

      (iii) any letters of credit or similar arrangements relating to USU or any of its subsidiaries;

      (iv) any employment or consulting agreements with any employee of USU or any of its subsidiaries or other person on a consulting basis;

      (v) any management, consulting or advisory agreements with any former employee of USU or any of its subsidiaries pursuant to which USU or any of its subsidiaries has any existing or future obligations;

      (vi) any agreement under which USU or any of its subsidiaries is lessee of or holds or operates any property, real or personal;

      (vii) any agreement under which USU or any of its subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal;

      (viii) any powers of attorney granted by or on behalf of USU or any of its subsidiaries;

      (ix) [intentionally omitted]

      (x) any agreement that in any way purports to prohibit USU or any of its subsidiaries from freely engaging in business anywhere in the world or competing with any other person;

      (xi) any guaranty or other similar undertaking with respect to a contractual performance of any third party extended by USU or any of its subsidiaries, in any case relating to amounts in excess of $250,000;

      (xii) any agreement pursuant to which USU or any of its subsidiaries has agreed to defend, indemnify or hold harmless any other person;

      (xiii) any agreement pursuant to which USU may be required to file a registration statement under the Securities Act with respect to any securities issued by USU;

      (xiv) any joint venture agreement or partnership agreement to which USU or any of its subsidiaries is a party;

      (xv) any vendor agreements to which USU or any of its subsidiaries is a party, in any case providing for aggregate payments to any person in any calendar year of more than $250,000;

      (xvi) any construction contracts or construction management contracts to which USU or any of its subsidiaries is a party;

      (xvii) any agreement between USU or any of its subsidiaries, on the one hand, and any of their respective stockholders, on the other hand under which USU or any of its subsidiaries has any existing or future obligations;

      (xviii) any agreement of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of USU or any of its subsidiaries, except between USU and its subsidiaries or between such subsidiaries;

      (xix) any agreement to make any loans, advances or capital contributions to, or investments in, any person, other than by USU or a subsidiary of USU to or in USU or any direct or indirect wholly owned subsidiary of USU; and

      (xx) any other agreement to which USU or any of its subsidiaries is a party or by which USU or any of its subsidiaries is bound and which is material to USU and its subsidiaries taken as a whole, other than any agreement filed as an exhibit to a USU SEC Report filed prior to the date hereof.

   (b) Except as set forth in Schedule 4.20(b) of the USU Disclosure Schedule, with respect to each USU Contract that is individually material to the business or operations of USU and its subsidiaries taken as a whole: (i) such USU Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect; (ii) none of USU nor any of its subsidiaries is in breach or default thereof, nor has USU or any of its subsidiaries received notice that it is in breach of or default thereof; and (iii) no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by USU or any of its subsidiaries or by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto, except in each case as would not reasonably be expected to have a USU Material Adverse Effect. Except as set forth in
Schedule 4.20(b) of the USU Disclosure Schedule, none of USU nor any of its subsidiaries is a party to any oral contract, agreement, or other commitment which, if reduced to written form, would be required to be listed in Schedule 4.20(a) of the USU Disclosure Schedule under the terms of this Section 4.20. USU has made available to IWO a materially accurate description of each oral contract, agreement or other commitment set forth in Schedule 4.20(b) of the USU Disclosure Schedule.

   (c) Each contract, arrangement, commitment or understanding of any type or form required to be set forth in Schedule 4.20(a) of the USU Disclosure Schedule, whether or not set forth in Schedule 4.20(a) of the USU Disclosure Schedule, is referred to herein as a "USU Contract."

   Section 4.21.  Distributors and Suppliers.  Except as set forth in Schedule
4.21 of the USU Disclosure Schedule, since December 31, 2000, there has not been any material adverse change in the business relationship of USU or any of its subsidiaries with any distributor who accounted for more than 2% of USU's sales (on a

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consolidated basis) during the period from December 31, 2000 to September 30,
2001, or with any supplier from whom USU or any of its subsidiaries purchased more than 5% of the goods or services (on a consolidated basis) which it purchased during the period from December 31, 2000 to September 30, 2001. Except as set forth in Schedule 4.21 of the USU Disclosure Schedule, none of USU nor any of its subsidiaries has knowledge of any termination or intended termination by any such distributor or supplier of its business relationship with USU or any of its subsidiaries or any modification or intended modification of its business relationship with USU or any of its subsidiaries in a manner which is adverse in any material respect to USU, and none of USU nor any of its subsidiaries has knowledge of any facts which could reasonably be expected to form an adequate basis for such termination or modification.

   Section 4.22.  Sprint Agreement Compliance

   (a) Schedule 4.22(a) of the USU Disclosure Schedule sets forth a complete and accurate list of all agreements, together with all amendments, waivers or other changes thereto, between USU, its subsidiaries or any of its affiliates, on the one hand, and Sprint PCS, on the other hand (collectively, the "USU Sprint Agreements"). USU has made available to IWO a true and complete copy of each of the USU Sprint Agreements. There are no unwritten amendments to, or waivers or other changes under, any USU Sprint Agreement.

   (b) Each of the USU Sprint Agreements is valid, binding and enforceable in accordance with its terms and is in full force and effect, except in any such case as would not reasonably be expected to have a USU Material Adverse Effect. USU and its subsidiaries have performed all obligations required to be performed by them under, and they are not in default under or in breach of, nor in receipt of any claim of default or breach under, any of the USU Sprint Agreements, except in any such case as would not reasonably be expected to have a USU Material Adverse Effect. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by USU or any of its subsidiaries, or which would permit termination, cancellation or modification by Sprint PCS, under any of the USU Sprint Agreements, except in any such case as would not reasonably be expected to have a USU Material Adverse Effect. None of USU nor any of its subsidiaries has knowledge of any cancellation or anticipated cancellation by Sprint PCS of any of the USU Sprint Agreements. USU and its subsidiaries have made available to IWO copies of all written notices received by them from Sprint PCS during the last six months (i) delivered pursuant to the official notice provisions of the USU Sprint Agreements or (ii) alleging a breach of the USU Sprint Agreements.

   (c) USU and its subsidiaries are in material compliance with the schedule and other goals established by the network build-out plan set forth in the USU Sprint Agreements to the extent required by the USU Sprint Agreements. Except as set forth in the Sprint Compliance Report dated as of December 6, 2001 and the Exhibit 2.1 Compliance Memorandum dated December 18, 2001, copies of which have been provided to IWO, USU and its subsidiaries have completed their build-out and network launch as of the date of such report.

   Section 4.23. Intellectual Property. USU and its subsidiaries own or have the right to use, and to license others to use, all Intellectual Property material to the businesses of USU and its subsidiaries as such businesses are conducted on the date hereof ("USU Intellectual Property"). Except as set forth in Schedule 4.23 of the USU Disclosure Schedule: (i) no written claim of invalidity or conflicting ownership rights with respect to any USU Intellectual Property has been made by a third person and the USU Intellectual Property is not the subject of any pending or, to USU's knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (ii) no person has given notice to USU or any of its subsidiaries that USU or any of its subsidiaries or licensees is infringing or misappropriating or has infringed or misappropriated the Intellectual Property of any third person; (iii) to USU's knowledge, the conduct of the businesses of USU and its subsidiaries and the use of any USU Intellectual Property in the business of USU and its subsidiaries as such businesses are conducted on the date hereof does not and will not infringe or misappropriate any Intellectual Property of any third person; and (iv) to USU's knowledge, no other person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with the rights of USU and its subsidiaries to use or exploit any USU Intellectual Property.

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   Section 4.24.  Related Party Transactions.  Except as set forth in Schedule
4.24 of the USU Disclosure Schedule, to the knowledge of USU, no stockholder nor any officer or director of USU or any of its subsidiaries owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any person that is, a competitor, lessor, lessee, customer or supplier of USU or any of its subsidiaries or which conducts a business similar to any business conducted by USU or any of its subsidiaries. No stockholder, officer or director of USU or any of its subsidiaries (a) owns or holds, directly or indirectly, in whole or in part, any USU Intellectual Property, (b) to the knowledge of USU has any claim, charge, action or cause of action against USU or any of its subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) to the knowledge of USU, has made, on behalf of USU or any of its subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any stockholder, officer or director of USU or any of its subsidiaries is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (d) owes any money to USU or any of its subsidiaries or (e) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of USU or any of its subsidiaries.

   Section 4.25. Merger Sub. Prior to the Effective Time, Merger Sub (i) has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby; (ii) has no material assets or liabilities except as necessary for purposes of consummating the transactions contemplated hereby; and (iii) has no subsidiaries. At the Effective Time, Merger Sub will be, and, at and after the Effective Time, the Surviving Corporation will be, an "Unrestricted Subsidiary" as defined in the USU Indenture.

                                   ARTICLE V

                                   COVENANTS

   Section 5.01. Affirmative Covenants of USU and IWO. Each of USU and IWO hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the other, it will and will cause its subsidiaries to:

      (a) operate its business in all material respects in the usual and ordinary course consistent with past practices;

      (b) use its reasonable best efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships and goodwill with its customers and suppliers;

      (c) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

      (d) use its reasonable best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

   Section 5.02. Negative Covenants of IWO. Except as expressly contemplated by this Agreement or otherwise consented to in writing by USU, from the date of this Agreement until the Effective Time, IWO will not do, and will not permit any of its subsidiaries to do, any of the foregoing:

      (a) (i) increase the compensation payable to or to become payable to any director, officer or employee, except for increases in salary or wages payable or to become payable in the ordinary course of business and

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

   consistent with past practice; (ii) grant any severance or termination pay (other than pursuant to the normal severance policies of IWO or its subsidiaries as in effect on the date of this Agreement, copies of which policies have been furnished to USU) to, or enter into or amend any employment or severance agreement with, any director, officer or employee;
   (iii) establish, adopt or enter into any employee benefit plan or arrangement; or (iv) except as may be required by applicable Law, amend, or take any other actions with respect to, any of the IWO Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Sections 3.10(d), 3.21(a)(iv), 3.21(a)(v) or 3.21(a)(xi) of this
   Agreement;

      (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock or other equity interests of IWO or any of its subsidiaries, except for dividends by a wholly owned subsidiary of IWO to IWO or another wholly owned subsidiary of IWO;

      (c) (i) except as described in Schedule 3.03(c)(ii) of the IWO Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or other equity interests or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock or other equity interests (other than any such acquisition directly from any wholly owned subsidiary of IWO in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or other equity interests or any such securities or obligations (except in connection with the exercise of outstanding IWO Options and IWO Warrants in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or other equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock or other equity interests;

      (d) (i) except as described in Schedule 3.03(c)(i) of the IWO Disclosure Schedule, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its or its subsidiaries' capital stock or other equity interests (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares or interests, or any rights, warrants or options to acquire any such shares or interests (except for the issuance of shares upon the exercise of outstanding IWO Options or IWO Warrants in accordance with their terms); (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; (iii) take any action to optionally accelerate the exercisability of any such rights, options or warrants;

      (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any other person or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice) in each case that are material, individually or in the aggregate, to IWO and its subsidiaries, taken as a whole;

      (f) sell, lease (as lessor), exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease (as lessor), exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

      (g) release any third party from its obligations, or grant any consent, under any existing standstill provision under any confidentiality or other agreement, or fail to enforce any such agreement upon the request of USU;

      (h) adopt or propose to adopt any amendments to its charter or bylaws;

      (i) (i) change any of its methods of accounting in effect at September 30, 2001, except as required by Law or GAAP, or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the

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

   aggregate, does not exceed $250,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2000, except, in each case, as may be required by Law;

      (j) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except (i) in the ordinary course of business consistent with past practice and in no event in excess of $1,000,000 in the aggregate and
   (ii) for borrowings under the IWO Credit Agreement not exceeding $10,000,000 in the aggregate plus an additional $30,000,000 in aggregate borrowings under the delay draw portion of the Tranche A Term Loan Commitments under the IWO Credit Agreement;

      (k) enter into any material arrangement, agreement or contract with any third party (other than customers in the ordinary course of business) which provides for an exclusive arrangement with that third party or is substantially more restrictive on IWO or substantially less advantageous to IWO than arrangements, agreements or contracts existing on the date hereof except in connection with any required Sprint PCS program changes;

      (l) (i) enter into, renew, amend or waive in any material manner, or terminate or give notice of a proposed renewal or material amendment, waiver or termination of, any IWO Contract or IWO Lease, other than in the ordinary course of business or (ii) except as set forth in Schedule 5.02(l) of the IWO Disclosure Schedule, enter into, renew, amend, waive or terminate, or give notice of a proposed renewal, amendment, waiver or termination of, any IWO Sprint Agreement;

      (m) take or cause to be taken any action that could reasonably be expected to materially delay, or materially and adversely affect, the consummation of the transactions contemplated hereby;

      (n) enter into or amend in any material manner any contract, agreement or commitment with any officer, director, employee or stockholder of IWO or any of its subsidiaries or with any affiliate or associate of any of the foregoing, except to the extent permitted under subsection (a) hereof;

      (o) acquire additional territory or related assets from Sprint PCS;

      (p) pay, satisfy, discharge or settle any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any contract in effect on the date hereof, involving payments by IWO or any of its subsidiaries in excess of $1,000,000, individually or in the aggregate;

      (q) make any loans, advances or capital contributions to, or investments in any person other than (i) by IWO or a subsidiary of IWO to or in IWO or any direct or indirect wholly owned subsidiary of IWO or (ii) pursuant to and in accordance with the terms of any IWO Contract or other legal obligations of IWO or any of its wholly owned subsidiaries existing at the date of this Agreement;

      (r) enter into any new line of business;

      (s) make any capital expenditures other than as set forth in the Capital Expenditure Spending Plan included in the IWO business plan provided to USU by IWO on November 19, 2001 previously made available to USU plus, with respect to each capital expenditure provided for therein, 5%; or

      (t) agree in writing or otherwise to do any of the foregoing.

   Section 5.03. Negative Covenants of USU. Except as expressly contemplated by this Agreement or otherwise consented to in writing by IWO, from the date of this Agreement until the Effective Time, USU will not do, and will not permit any of its subsidiaries to do, any of the following:

      (a) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock or other equity interests of USU or any of its subsidiaries, except for dividends by a wholly owned subsidiary of USU to USU or another wholly owned subsidiary of USU;

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      (b) adopt or propose to adopt any amendments to its charter or bylaws, which would have a material adverse impact on the holders of USU Common Stock or consummation of the transactions contemplated by this Agreement;

      (c) (i) except as described in Schedule 4.03(b)(ii) of the USU Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or other equity interests or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock or other equity interests (other than any such acquisition directly from any wholly owned subsidiary of USU in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or other equity interests or any such securities or obligations (except in connection with the exercise of outstanding options to purchase capital stock of USU in accordance with their terms);
   (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or other equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock or other equity interests;

      (d) (i) except as described in Schedule 4.03(b)(i) of the USU Disclosure Schedule, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its or its subsidiaries' capital stock or other equity interests (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares or interests, or any rights, warrants or options to acquire any such shares or interests (except for the issuance of shares upon the exercise of outstanding options or warrants to purchase capital stock of USU in accordance with their terms); (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (iii) take any action to optionally accelerate the exercisability of such rights, options or warrants;

      (e) sell, lease (as lessor), exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease (as lessor), exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

      (f) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $1,000,000 in the aggregate and except for borrowings under the USU Credit Agreement not exceeding $40,000,000 in the aggregate;

      (g) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any other person or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice) in each case which are material, individually or in the aggregate, to USU and its subsidiaries, taken as a whole;

      (h) take or cause to be taken any action that could reasonably be expected to materially delay, or materially and adversely affect, the consummation of the transactions contemplated hereby;

      (i) release any third party from its obligations, or grant any consent, under any existing standstill provision under any confidentiality or other agreement, or fail to enforce any such agreement upon the request of IWO;

      (j) enter into, renew, amend, waive or terminate or give notice of a proposed renewal amendment, waiver or termination of, any USU Sprint Agreement;

      (k) enter into or amend any contract, agreement or commitment (i) relating to or providing for payments of more than $100,000 with any officer, director or member of the Henning family or (ii) with any affiliate of the Henning family, except (A) with the approval of the independent directors (as defined for

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   purposes of listing on the Nasdaq) of USU, (B) for increases in the compensation payable to or to become payable to any director, officer or employee in the ordinary course of business and consistent with past practice and (C) for grants of severance or termination pay pursuant to the normal severance policies of USU and its subsidiaries as in effect on the date of this Agreement or pursuant to any employment or severance agreement with any officer, director or employee as in effect on the date of this Agreement;

      (l) enter into any new line of business; or

      (m) agree in writing or otherwise to do any of the foregoing.

   Notwithstanding the foregoing provisions of this Section 5.03, at any time prior to the Effective Time USU shall be entitled to take all action necessary to effect the Reclassification (as defined in Section 6.01(a)).

   Section 5.04.  Access and Information

   (a) Each of USU and IWO shall, and shall cause its subsidiaries to (i) afford to the other party and such other party's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Representatives") reasonable access at reasonable times, upon reasonable prior notice, to its officers, employees, agents, properties, offices and other facilities and to the books and records thereof and (ii) furnish promptly to the other party and its Representatives such information concerning its business, properties, contracts, records and personnel (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by such other party.

   (b) Notwithstanding the foregoing provisions of this Section 5.04, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by Law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

   (c) The information received pursuant to Section 5.04(a) that is non-public shall be deemed to be "Confidential Information" for purposes of the Confidentiality Agreement.

   (d) From the date of this Agreement until the Effective Time, each of USU and IWO agrees to provide the other party with copies of any and all material written correspondence between such party and its subsidiaries on the one hand and Sprint PCS on the other hand.

   Section 5.05.  FCC Compliance

   (a) Prior to the Effective Time, IWO and USU shall work together to accurately assess the level of foreign ownership and voting among their respective shareholders for purposes of Section 310(b) of the Communications Act and exchange such information at the earliest possible date. Within ten
(10) days of this Agreement, IWO shall provide to USU the percentage of foreign ownership in IWO broken down by country. If USU reasonably determines, after consultation with IWO, that USU would, after giving effect to the Merger, have foreign ownership in excess of 23.0%, USU shall file a request for declaratory ruling with the FCC requesting authority to exceed the foreign ownership benchmarks established in Section 310(b) and both parties agree to use their reasonable best efforts to prosecute and support such filing, including providing the FCC with information the FCC may request in connection with such filing. If the FCC does not grant the petition for declaratory ruling, the termination date as computed pursuant to Section 8.01(e) herein shall be extended for an additional ninety (90) days to give the parties an opportunity to bring USU into compliance with Section 310(b) of the Communications Act.

   (b) USU shall undertake to ensure that, as of the Effective Time, no radio license subject to the foreign ownership and voting provisions of Section 310(b) of the Communications Act shall be held directly by USU and USU shall provide to IWO evidence reasonably satisfactory to IWO with respect to any transfer required to effect compliance with the foregoing.

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                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS
   Section 6.01.  Meetings of Stockholders

   (a) USU shall promptly after the date of this Agreement take all actions necessary in accordance with the federal securities Laws, the Louisiana Business Corporation Law, and its charter and bylaws to duly call, give notice of, convene and hold a special meeting of its stockholders (the "USU Stockholders Meeting") to be held as soon as practicable after the date of this Agreement or a date determined in consultation with IWO for the purpose of (i) obtaining the Required USU Vote and (ii) if USU so elects, approving an amendment to the charter of USU for the purpose of renaming the USU Class A Common Stock and reclassifying the USU Class B Common Stock into a single class of common stock of USU (the "Reclassification"); provided however, that USU may obtain the Required USU Vote and/or the approval of the Reclassification by written consents in lieu of having a stockholders meeting in accordance with applicable Law and its organizational documents. USU, through its Board of Directors, shall, unless the Board of Directors of USU has determined in good faith (based upon the written opinion of its outside legal counsel) that the proper discharge of its fiduciary duties prohibits such actions (i) recommend to its stockholders approval of the Reclassification, if applicable, and the issuance of the USU Common Stock pursuant to the Merger and (ii) use its reasonable best efforts (including the solicitation of proxies) to solicit such approval and shall take all other action necessary or advisable to secure such approval.

   (b) IWO shall, promptly after the date of this Agreement, take all actions necessary in accordance with the federal securities Laws, Delaware Law and its charter and bylaws to duly call, give notice of, convene and hold a special meeting of its stockholders (the "IWO Common Stockholders Meeting") to be held as soon as practicable after the date of this Agreement for the purpose of obtaining the Required IWO Vote; provided, however, that IWO may obtain the Required IWO Vote by written consents in lieu of having a stockholder meeting in accordance with applicable Law and its organizational documents. IWO, through its Board of Directors, shall, unless the Board of Directors of IWO has determined in good faith (based upon the written opinion of outside legal counsel) that the proper discharge of its fiduciary duties prohibits such actions (i) recommend to its stockholders approval and adoption of this Agreement and the Merger and (ii) use its reasonable best efforts (including the solicitation of proxies), to solicit such approval and adoption and shall take all other action necessary or advisable to secure such approval and adoption.

   (c) Notwithstanding any other provision of this Agreement, unless this Agreement is terminated in accordance with the terms hereof, USU and IWO shall each submit to its stockholders the matters described in Sections 6.01(a) and 6.01(b), as applicable, whether or not the Board of Directors of USU or IWO, as the case may be, withdraws, modifies or changes its recommendation regarding such matters.

   Section 6.02.  Registration Statement; Proxy Statements

   (a) As promptly as practicable after the execution of this Agreement, USU and IWO shall prepare and USU shall file with the SEC a Registration Statement on Form S-4 (including the Proxy Statement/Prospectus (as defined below) constituting a part thereof) in connection with the registration under the Securities Act of the offer and sale of USU Common Stock to be issued in the Merger (the "Registration Statement"). The Registration Statement will also serve as the joint proxy statement with respect to the USU Stockholders Meeting and, if IWO elects to solicit proxies, with respect to the IWO Common Stockholders Meeting (the "Proxy Statement/Prospectus"). Each of USU and IWO will use its reasonable best efforts to cause the Registration Statement to be declared effective as promptly as practicable, and USU shall take any action required to be taken under any applicable federal or state securities Laws in connection with the issuance of shares of USU Common Stock in the Merger; provided, that USU shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified to do business, to file a general consent to service of process in any jurisdiction in which it is not now so qualified or to subject itself to taxation in any jurisdiction in which it is not now so qualified to do business. As promptly as practicable after the Registration Statement shall have been declared effective, each of USU and IWO shall mail the Proxy Statement/Prospectus to its stockholders entitled to notice of and to vote at the USU Stockholders Meeting and the IWO Common Stockholders Meeting, as applicable. Subject to the foregoing and Sections 6.01(a) and 6.01(b), as applicable, the Proxy Statement/Prospectus shall include the recommendation of IWO's Board of Directors in favor of approval of the Merger and adoption and approval of this Agreement and the recommendation of USU's Board of Directors in favor of approval of the issuance of the USU Common Stock pursuant to the Merger.

   (b) The information supplied by IWO for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by IWO for inclusion in the Proxy Statement/Prospectus to be sent to the stockholders of IWO in connection with the IWO Common Stockholders Meeting and to the stockholders of USU in connection with the USU Stockholders Meeting shall not, at the date the Proxy Statement/Prospectus (or any supplement thereto) is first mailed to such stockholders, at the time of the IWO Common Stockholders Meeting or the USU Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to IWO or any of its subsidiaries or affiliates, or its or their respective officers or directors, should be discovered by IWO that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, IWO shall promptly inform USU thereof in writing. All documents that IWO is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

   (c) The information supplied by USU for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by USU for inclusion in the Proxy Statement/Prospectus to be sent to the stockholders of IWO in connection with the IWO Common Stockholders Meeting and to the stockholders of USU in connection with the USU Stockholders Meeting shall not, at the date the Proxy Statement/Prospectus (or any supplement thereto) is first mailed to such stockholders, at the time of the IWO Common Stockholders Meeting or the USU Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to USU or any of its subsidiaries or affiliates, or to its or respective officers or directors, should be discovered by USU that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, USU shall promptly inform IWO thereof in writing. All documents that USU is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

   Section 6.03.  Appropriate Action; Consents; Filings

   (a) IWO and USU shall each use, and shall cause each of their respective subsidiaries to use, their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or make any filings with or notifications or submissions to any Governmental Entity (other than described in the following clause (iii)) required to be made by USU or IWO or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger, required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities Laws, (B) the HSR Act, (C) the Communications Act and (D) any other applicable Law; provided that USU and IWO shall cooperate with each other in connection with the making of all such filings and submissions, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. Each of IWO and USU, upon request, shall furnish to the other and to any Governmental Entity all information concerning itself and its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary, advisable or required for any application or other filing or submission to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus or the Registration Statement and all information required to determine compliance by IWO, USU and the Surviving Corporation with the foreign ownership and voting requirements of Section 310(b) of the Communications Act) in connection with the transactions contemplated by this Agreement. USU and IWO shall request early termination of the waiting period with respect to the Merger under the HSR Act.

   (b) USU and IWO agree to cooperate with respect to, and shall cause each of their respective subsidiaries to cooperate with respect to, and agree to use their reasonable best efforts to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement.

   (c) (i) Each of IWO and USU shall give (or shall cause their respective subsidiaries to give) any notices to third persons, and use, and cause their respective subsidiaries to use, their reasonable best efforts to obtain any third persons consents (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a IWO Material Adverse Effect from occurring prior to the Effective Time or a USU Material Adverse Effect from occurring after the Effective Time.

   (ii) In the event that any party shall fail to obtain any third person consent described in subsection (c)(i) above, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon IWO and USU, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

   (d) Nothing in this Agreement shall require USU or Merger Sub to agree to, or permit IWO to agree to, the imposition of conditions, the payment of any material amounts or any requirement of divestiture to obtain any Approval, and in no event shall any party take, or be required to take, any action that would or could reasonably be expected to have a USU Material Adverse Effect or a IWO Material Adverse Effect.

   (e) Each of USU and IWO shall promptly notify the other of (i) any material change in its current or future business, financial condition or results of operations, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entities with respect to the transactions contemplated hereby or its business, (iii) the institution or the threat of material litigation involving it or any of its subsidiaries or (iv) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Effective Time. As used in the preceding sentence, "material litigation" means any case, arbitration or adversary proceeding or other matter which would have been required to be disclosed on the IWO Disclosure Schedule pursuant to Section 3.09 or the USU Disclosure Schedule pursuant to Section 4.09, as the case may be, if in existence on the date hereof, or in respect of which the legal fees and other costs to IWO might reasonably be expected to exceed $500,000 over the life of the matter.

(f) The Board of Directors of USU shall take all action necessary to designate, in accordance with the USU Indenture, each of the Merger Sub and the Surviving Corporation as an "Unrestricted Subsidiary" as defined in the USU Indenture.

   Section 6.04. Affiliates. As soon as practicable after the date hereof, IWO shall use its reasonable best efforts to obtain from each person set forth in Schedule 6.04 of the IWO Disclosure Schedule a written agreement substantially in the form of Exhibit A (the "Affiliate Letter") and deliver such agreement to USU on or prior to the date that is 30 days after the date hereof. USU shall be entitled to place legends as specified in the Affiliate Letter on the certificates evidencing any of the USU Common Stock to be received by (i) any person specified in Schedule 6.04 of the IWO Disclosure Schedule or (ii) any person who USU reasonably determines is an "affiliate" for purposes of Rule 145 under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for the USU Common Stock, consistent with the terms of the Affiliate Letter, regardless of whether such person has executed the Affiliate Letter and regardless of whether such person's name appears in Schedule 6.04 of the IWO Disclosure Schedule.

   Section 6.05. Tax Treatment. The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder. Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and shall not take, and shall use its reasonable best efforts to prevent any affiliate of such party from taking, any actions that could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

   Section 6.06. Public Announcements. USU and IWO shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation. The press release announcing the execution and delivery of this Agreement shall be a joint press release of USU and IWO. Prior to making any filings with any third person or Governmental Entity with respect to any press release or public announcement each party shall consult with the other.

   Section 6.07. Nasdaq Listing. USU shall use its reasonable best efforts to cause the shares of USU Common Stock to be issued in the Merger and issuable upon exercise of the options and warrants assumed by USU pursuant to this Agreement to be approved for listing (subject to official notice of issuance) on the Nasdaq prior to the Effective Time.

   Section 6.08. IWO Stockholders Agreements. IWO shall use its reasonable best efforts to cause that certain Amended and Restated Stockholders Agreement dated December 4, 2000 (the "IWO Stockholders Agreement"), between IWO and the stockholders signatory thereto either (i) to be terminated on or prior to the Effective Time or (ii) to be amended, effective as of the Effective Time, to the reasonable satisfaction of USU; and IWO shall deliver to USU at the Closing evidence of such termination or amendment reasonably satisfactory to USU.

   Section 6.09. Employee Benefit Plans. From the Effective Time through December 31, 2002, USU will cause the Surviving Corporation or any of its subsidiaries, as the case may be, to provide generally to Affected Employees employee benefits under employee benefit and welfare plans on terms and conditions which when taken as a whole are substantially similar to those provided by USU and its subsidiaries to their similarly situated officers and employees; provided that with respect to stock option or other plans involving the potential issuance of USU Common Stock, this provision shall be satisfied if Affected Employees who are employed in positions that are comparable to those of employees of USU and its subsidiaries who are eligible to participate in stock option plans of USU and its subsidiaries are eligible to receive awards or grants thereunder. For purposes of participation, vesting and benefit accrual under employee benefit plans of USU and its subsidiaries, the service of the Affected Employees prior to the Effective Time shall be treated as service with USU and its subsidiaries other than for purposes of the accrual of benefits under a defined benefit plan. Following the Effective Time,

USU also shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation contracts (other than with respect to IWO Options, as to which USU will honor such options in accordance with Section 2.03) disclosed in Schedules 3.10(d), 3.21(a) or 6.09 of the IWO Disclosure Schedule between IWO or any of its subsidiaries and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the IWO Benefit Plans in accordance with their terms. "Affected Employees" means individuals who are actively employed by IWO or any of its subsidiaries as of the Effective Time and who remain employed with USU or any subsidiary of USU at and after the Effective Time.

   Section 6.10. Rule 16b-3. The Board of Directors of USU shall, to the extent permitted by applicable Law, take or cause to be taken all necessary actions in the manner required by Rule 16b-3 under the Exchange Act such that, with respect to persons who will or may become officers or directors of USU, the transactions relating to the Merger that may be considered acquisitions will be exempt from Section 16 of the Exchange Act.

   Section 6.11. Merger Sub. Prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than in connection with its organization and as specifically contemplated by this Agreement and will not have any material assets or liabilities except as necessary for purposes of consummating the transactions contemplated hereby and will not have any subsidiaries.

   Section 6.12. Indemnification and Insurance. For a period of six years after the Effective Time, (i) USU agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date hereof in favor of the former and present directors or officers of IWO as provided in IWO's charter or bylaws or written agreements shall survive the Merger and shall continue in full force and effect and USU hereby agrees to assume, at any time when such assumption would not cause a default (as defined in the USU Indenture) under the USU Indenture, all such liability and to indemnify, at any time when such indemnification would not cause a default (as defined in the USU Indenture) under the USU Indenture, all such persons, in accordance with and to the extent of such rights, with respect to matters arising prior to the Effective Time, and (ii) USU shall use its reasonable best efforts to cause the Surviving Corporation to maintain in effect (at the expense of the Surviving Corporation) the current policies of directors' and officers' liability insurance maintained by IWO (or substitute policies providing at least the same coverage and limits and containing terms and conditions which are not materially less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however that in no event shall this covenant require expenditures of more than 200% of the last annual premiums paid prior to the date hereof by IWO for such insurance. This Section 6.12 is intended to be for the benefit of, and shall be enforceable by, the persons referred to in clause (i) of the foregoing sentence, their heirs and personal representatives, and shall be binding on USU and its successors and assigns.

   Section 6.13.  Post-Merger Directors and Management

   (a) USU shall cause three of the nine members constituting its Board of Directors immediately prior to the Effective Time to resign from its Board of Directors, effective as of the Effective Time, and shall fill the vacancies created by such resignations with (i) one member designated by the IWO Board of Directors (the "IWO Director"), (ii) one member designated by Investcorp (the "Investcorp Director") and (iii) one member designated by the IWO Board of Directors with the approval of USU, which approval shall not be unreasonably withheld, provided that such member described in clause (iii) shall be an "independent director" (as defined for purposes of listing on Nasdaq) (the "Independent Director") and shall not be a IWO Common Stockholder (as hereinafter defined) or an affiliate or associate of a IWO Common Stockholder (the directors contemplated in clause (i), (ii) and (iii) above together with any directors nominated or designated by them are collectively referred to as the "IWO Nominated Directors"). For purposes of this Agreement, "IWO Common Stockholder" shall mean a stockholder of IWO immediately prior to the Effective Time.

   (b) At any meeting of the stockholders of USU held after the Effective Time for the purpose of electing directors of USU, Investcorp shall be entitled to nominate by notice at least 60 days prior to the proposed meeting date for election to the USU Board of Directors, and USU shall cause to be nominated for election and shall use its reasonable best efforts to cause to be elected to its Board, the following number of individuals:

      (i) For so long as (A) Investcorp owns 75% or more of the shares of USU Common Stock acquired by it upon consummation of the Merger and (B) the shares of USU Common Stock beneficially owned by Investcorp are equal to or greater than 12% of the issued and outstanding USU Common Stock, Investcorp shall be entitled to nominate for election to the USU Board of Directors that number of individuals such that the aggregate number of directors on the USU Board of Directors that are IWO Nominated Directors after giving effect to the election of such nominees shall equal the greater of (x) one director and (y) that number of directors constituting 33% of the total board seats after giving effect to the election of such nominees rounded down to the nearest whole number of board seats.

      (ii) For so long as (A) Investcorp owns 40% or more of the shares of USU Common Stock acquired by it upon consummation of the Merger and (B) the shares of USU Common Stock owned by Investcorp are less than 12% but more than 6% of the issued and outstanding USU Common Stock and Investcorp is not entitled to elect directors pursuant to subparagraph (i) above, Investcorp shall be entitled to nominate for election to the USU Board of Directors that number of individuals such that the aggregate number of directors on the USU Board of Directors that are IWO Nominated Directors after giving effect to the election of such nominees shall equal two.

      (iii) For so long as Investcorp owns 20% or more of the shares of USU Common Stock acquired by it upon consummation of the Merger and Investcorp is not entitled to elect directors pursuant to subparagraph (i) or (ii) above, Investcorp shall be entitled to nominate one person for election to the USU Board of Directors, unless at the time of such election the USU Board of Directors includes a IWO Nominated Director and such director is not up for election.

      (iv) For purposes of determining the ownership percentages described in clauses (i), (ii) and (iii) above, Investcorp shall be deemed to include the following entities:

      Investcorp IWO Limited Partnership   Wireless International Limited
      Ballet Limited                       Wireless Equity Limited
      Denary Limited                       Wireless Holdings Limited
      Gleam Limited                        Wireless Investments Limited
      Highlands Limited                    IWO Equity Limited
      Noble Limited                        IWO Investments Limited
      Outrigger Limited                    Cellular Equity Limited
      Quill Limited                        Mobile Holdings Limited
      Radial Limited                       Wireless IIP Limited
      Shoreline Limited                    Equity IWO Limited
      Zinnia Limited                       New IWO Equity Limited
      Investcorp Investment Equity Limited New Wireless IIP Limited
      Alloway Limited                      New Equity IWO Limited
      Carrigan Limited
      Frankfort Limited
      Paugus Limited

   (c) Subject to the foregoing, as of the Effective Time (i) the class of directors whose term expires at USU's 2002 annual meeting of stockholders shall include the IWO Director, (ii) the class of directors whose term expires at USU's 2003 annual meeting of stockholders shall include the Independent Director and (iii) the class of directors whose term expires at USU's 2004 annual meeting of stockholders shall include the Investcorp Director.

   (d) In the event that any of the IWO Nominated Directors ceases to serve on the Board of Directors of USU at any time, Investcorp may promptly designate a person to replace the IWO Director and USU shall appoint such designated person to the USU Board of Directors to fill the unexpired term of the IWO Nominated Director who ceased to serve.

   (e) At the Effective Time, the Board of Directors of USU shall elect (i) Steve Nielsen to the office of Chief Operating Officer of USU, (ii) Robert Piper to the office of President and Chief Executive Officer of USU, and (iii) Jerry Vaughn to the office of Chief Financial Officer of USU.

   (f) In the event that at any time the number of IWO Nominated Directors exceeds the number of persons Investcorp shall be entitled to nominate for the USU Board of Directors pursuant to the provisions of Section 6.13(b), upon the request of USU one or more IWO Nominated Directors (selected by Investcorp) shall resign within thirty days of such request such that the number of IWO Nominated Directors serving on the USU Board of Directors after such resignations shall equal the number of IWO Nominated Directors to which Investcorp is then entitled to nominate pursuant to the provisions of Section 6.13(b); provided that in any event the last IWO Nominated Director shall not be required to resign and may complete his or her term of office.

   (g) Each of IWO and USU shall take such action as shall reasonably be deemed by either thereof to be advisable to give effect to the provisions set forth in this Section 6.13, including but not limited to incorporating such provisions in the bylaws of USU in effect at the Effective Time.

   (h) If the USU Board of Directors shall create an executive or other committee to which the USU Board of Directors has delegated it power and authority with respect to business matters generally, the USU Board of Directors shall appoint at least one IWO Nominated Director to such committee if at such time there are any IWO Nominated Directors serving on the USU Board of Directors.

   (i) USU shall deliver to Investcorp International Inc. concurrently with delivery to the USU Board of Directors all monthly financial or other operating reports which are regularly prepared by management of USU and provided to members of the USU Board of Directors for so long as Investcorp continues to hold in the aggregate 20% of the shares of USU Common Stock held by it at the Effective Time.

   Section 6.14.  Supplemental Warrant Agreement; Warrant
Notices. Concurrently with the consummation of the Merger, the Surviving Corporation and USU shall enter into a supplemental warrant agreement supplementing the Warrant Agreement and providing for adjustments in accordance with Section 2.03(c) of this Agreement and Section 8(m) of the Warrant Agreement. Promptly thereafter, the Surviving Corporation shall provide (i) the warrant agent under the Warrant Agreement and supplemental warrant agreement with the certificate required by Section 10(a)(i) of the Warrant Agreement and
(ii) the registered holders of the IWO High Yield Warrants with the notice required by Section 10(a)(ii) of the Warrant Agreement.

   Section 6.15. Registration Rights Agreements. Prior to or at the Effective Time, USU shall enter into a Registration Rights Agreement, in the form of Exhibit D attached hereto (the "Registration Rights Agreement") and USU shall use its reasonable best efforts to obtain a consent from The 1818 Fund III, L.P. as described in the Registration Rights Agreement and otherwise substantially consistent with the emails among Louis Fishman, Marilyn Sobel and
E. Michael Greaney on the evening of December 19, 2001.

   Section 6.16.  Lock-Up Agreements.

   (a) Contemporaneously with the execution and delivery of this Agreement, IWO shall obtain and deliver an agreement (the "Lock-Up Agreements") from IWO Common Stockholders listed in Schedule 6.16(a) of the IWO Disclosure Schedule (collectively, the "Restricted IWO Common Stockholders") that from and after the Effective Time and continuing until the date that is 301 days after the Effective Time, such stockholder will not sell, transfer, assign, pledge, make any short sale of, loan, grant any option for the purchase of, or otherwise directly or indirectly dispose of any of its shares of USU Common Stock (collectively, "Transfer") without the prior written consent of USU unless such Transfer complies with the provisions hereof (the "Resale Restriction"). Notwithstanding the foregoing and subject to a 90-day underwriters lock-up (if required) provided for in the Registration Rights Agreement in connection with any underwritten offering, (i) 20% of each Restricted IWO Common Stockholder's shares of USU Common Stock immediately after the Effective Time shall be released from the Resale Restriction on the date that is 120 days after the Effective Time; (ii) an additional 30% of each Restricted IWO Common Stockholder's shares of USU Common Stock immediately after the Effective Time shall be released from the Resale Restriction on the date that is 211 days after the Effective Time and (iii) the remainder of each Restricted IWO Common Stockholder's shares of USU Common Stock immediately after the Effective Time shall be released from the Resale Restriction on the date that is 301 days after the Effective Time. Notwithstanding the foregoing, (i) if any of the shares of USU Common Stock held by any of the former IWO stockholders shall be sold pursuant to an underwritten offering within 120 days after the Effective Time, then the shares of USU Common Stock held by Investcorp, Odyssey, TCW and Paribas shall be released from the Resale Restriction on the 90th day after the closing date of the first such underwritten offering and (ii) if no such underwritten offering is consummated within 120 days after the Effective Time, (x) 35% of the USU Common Stock held by each of Investcorp, Odyssey, TCW and Paribas immediately after the Effective Time shall be released from the Resale Restriction on the date that is 121 days after the Effective Time, (y) an additional 35% of the USU Common Stock held by each of Investcorp, Odyssey, TCW and Paribas immediately after the Effective Time shall be released from the Resale Restriction on the date that is 181 days after the Effective Time, and (z) the remainder of the USU Common Stock held by each of Investcorp, Odyssey, TCW and Paribas immediately after the Effective Time shall be released from the Resale Restriction on the date that is 241 days after the Effective Time. None of Investcorp, Odyssey, TCW or Paribas shall be permitted to make any distribution to their limited partners or investors of any USU Common Stock that is subject to the Resale Restriction. The provisions of the lock-up agreement referred to in this Section 6.16 shall not: (A) prohibit any IWO stockholder from participating in the Underwritten Offering (as defined in Section 2 of the Registration Rights Agreement); (B) restrict transfers solely among the Investcorp entities (not including the limited partners thereof) included in the definition of "Investcorp" set forth in Section 6.13(b)(iv); (C) restrict transfers solely among the Odyssey entities included in the definition of "Odyssey" set forth in Section 9.03; or (D) restrict transfers solely among the TCW entities included in the definition of "TCW" set forth in Section 9,03; provided, however, that with respect to transfers contemplated by clauses (B) through (D) above, any such transferees shall execute and deliver to USU a Lock-Up Agreement.

   (b) For purposes of this Section 6.16, "Investcorp" means the entities listed in Section 6.13(b)(iv) and the limited partners thereof.

   (c) As soon as practicable after the date hereof, IWO shall use its reasonable best efforts to obtain from each IWO Common Stockholder who is not a Restricted IWO Common Stockholder an agreement in substantially the same form and with the same terms as the Lock-Up Agreement obtained from the Restricted IWO Common Stockholders.

   (d) The restrictions set forth in this Section 6.16 shall apply to each IWO Common Stockholder proportionally, and the IWO Common Stockholders shall have no ability to allocate released percentages disproportionately to any IWO Common Stockholder or group of IWO Common Stockholders; provided, however, that the foregoing restrictions of this Section 6.16(d) shall not apply to Investcorp.

   Section 6.17.  Support Agreements; Standstill Agreement.

   (a) Contemporaneously with the execution of this Agreement, IWO shall cause each of the stockholders of IWO listed in Schedule 6.17(a) of the IWO Disclosure Schedule to execute and deliver a IWO Support Agreement, which shall become effective as of the date hereof, in the form attached hereto as Exhibit C.

   (b) Contemporaneously with the execution of this Agreement, USU shall cause each of the stockholders of USU listed in Schedule 6.17(b) of the USU Disclosure Schedule to execute and deliver a USU Support Agreement, which shall become effective as of the date hereof, in the form attached as Exhibit B.

   (c) Contemporaneously with the execution of this Agreement, IWO shall cause Investcorp (as defined in Section 6.13(b)(iv)) to execute and deliver a Standstill Agreement, which shall become effective as of the Effective Time, in the form attached as Exhibit E.

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   Section 6.18.  Conversion to USU Common Stock.  Prior to the Effective Time,
USU shall either cause each share of USU Class B Common Stock issued and outstanding immediately prior to the Effective Time to be converted into USU Common Stock in accordance with the provisions of the First Restated Articles of Incorporation of USU or effect the Reclassification.

   Section 6.19.  Communications Act Compliance.

   (a) Prior to the Effective Time, both parties shall use their reasonable best efforts not to permit any of the owners of capital stock which is not freely tradable or other equity interest in the parties or their subsidiaries, or other securities convertible into or exchangeable for such non-tradable stock or equity interests, to sell, mortgage, pledge, transfer or otherwise dispose of any of such non-tradable stock, equity interests or other securities to any person who is, at the Effective Time, an alien, the representative of an alien, or an entity organized under the laws of a foreign government within the meaning of Section 310(b) of the Communications Act. In addition, officers and directors of USU, as well as members of the Henning family, may sell their holdings in USU pursuant to transactions not violative of Rule 10b5-1 under the Securities Exchange Act of 1934.

   (b) From the Effective Time until two years after the Effective Time, should USU reasonably determine, in consultation with Investcorp (as defined in Section 6.13(b)(iv)), that it is advisable to file with the FCC a request for consent to exceed the benchmarks contained in Section 310(b) of the Communications Act, or that it has the right under Article III.F. of the First Restated Articles of Incorporation of USU to redeem shares held by former IWO stockholders, USU agrees to not exercise such rights until such time as USU has made such a request and the FCC refuses to grant such request, provided that USU shall have used reasonable best efforts to prosecute such application.

   Section 6.20. Subsequent SEC Reports. Each of USU and IWO shall consult with the other prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any report, form or other filing with the SEC after the date of this Agreement.

   Section 6.21. Warrant Cancellation Agreements. Not later than five days after the date of this Agreement, IWO shall deliver to USU the executed Warrant Cancellation Agreements for all of the IWO Class A Warrants and the IWO Class E Warrants.

                                  ARTICLE VII

                                  CONDITIONS

   Section 7.01. Conditions to Obligations of Each Party. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

      (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for that purpose shall have been initiated by the SEC.

      (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the stockholders of IWO in the manner required by applicable Law, and the issuance of the USU Common Stock pursuant to the Merger shall have been approved by the stockholders of USU in the manner required by applicable Law and the Nasdaq.

      (c) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the

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

   Merger or the other transactions contemplated hereby illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated hereby.

      (d) Government Consents. The applicable waiting period under the HSR Act with respect to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated and any other Approvals of any Governmental Entity the failure to obtain would constitute a criminal offense, or individually or in the aggregate would be reasonably expected to have a IWO Material Adverse Effect or a USU Material Adverse Effect after the Effective Time, shall have been obtained.

      (e) Nasdaq Listing. The shares of USU Common Stock to be issued in the Merger and which are issuable upon exercise of the Converted IWO Options, the IWO High Yield Warrants, the Exchanged Founders/Management Warrants and the Exchanged Nielsen Warrants shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

      (f) FCC Compliance. At the Effective Time, USU shall be in compliance with the foreign ownership provisions of Section 310(b) of the Communications Act. If, pursuant to Section 5.05 of this Agreement, a filing is made with the FCC requesting authority to exceed the benchmarks contained in Section 310(b), the FCC shall have granted its consent to such request by a final order.

   Section 7.02.  Additional Conditions to Obligations of the USU
Companies. The obligations of the USU Companies to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

      (a) Representations and Warranties. Each of the representations and warranties of IWO contained in this Agreement (which for purposes of this subparagraph (a) shall be read as though none of them contained any IWO Material Adverse Effect or other materiality qualifications), except for the representations and warranties contained in Sections 3.01, 3.03, 3.04 and 3.07(c), shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties specifically relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects has not had, and would not reasonably be expected to have, a IWO Material Adverse Effect. Each of the representations and warranties of IWO set forth in Sections 3.01, 3.03, 3.04 and 3.07(c) of this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Closing Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date). The USU Companies shall have received a certificate of the President and the Chief Financial Officer of IWO, dated the Closing Date, to such effect.

      (b) Agreements and Covenants. IWO shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The USU Companies shall have received a certificate of the President and the Chief Financial Officer of IWO, dated the Closing Date, to that effect.

      (c) Absence of Regulatory Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, which imposes any condition or restriction upon the USU Companies or the business or operations of IWO which would reasonably be expected to have a IWO Material Adverse Effect or a USU Material Adverse Effect.

      (d) Tax Opinion. Vinson & Elkins L.L.P. shall have delivered to USU its written opinion dated as of the Closing Date substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of
   Section 368(a) of the Code, (ii) USU and IWO will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) USU, Merger Sub and IWO will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect prior to the Closing Date. In rendering such opinion, such counsel shall be entitled to rely upon representations of USU, Merger Sub and IWO reasonably satisfactory to such counsel.

      (e) Third Person Consents. IWO shall have provided to USU evidence reasonably satisfactory to USU that IWO has obtained the consents and approvals set forth in Schedule 7.02(e) of the IWO Disclosure Schedule.

      (f) Dissenting Shares. Holders of no more than 3.0% of the outstanding IWO Common Stock (on a fully diluted basis) shall have exercised (and not withdrawn) their dissenter's rights with respect to the Merger under applicable Law.

      (g) Resignation of Directors. IWO shall have delivered to USU a written resignation from each of the directors of the subsidiaries of IWO effective as of the Effective Time.

      (h) IWO Indenture. No event or circumstance that results in or causes any of the conditions set forth in clauses (i) through (iv) of subsection
   (a) of the definition of "Change of Control" in the IWO Indenture to fail to be satisfied at the Effective Time shall have occurred and not subsequently have been removed.

      (i) IWO Stockholders Agreement. IWO shall have executed and delivered to USU evidence reasonably satisfactory to USU of the termination or amendment of the IWO Stockholders Agreement in accordance with Section 6.08.

      (j) Warrant Cancellation Agreements. IWO shall have delivered to USU executed Warrant Cancellation Agreements for all of the IWO Class A Warrants and the IWO Class E Warrants.

      (k) IWO Credit Agreement. IWO shall have obtained an amendment to the IWO Credit Agreement, in form and substance reasonably satisfactory to USU, as necessary to prevent a default under or acceleration of, or a requirement to redeem or repurchase, the obligations of USU under the USU Indenture.

   Section 7.03. Additional Conditions to Obligations of IWO. The obligations of IWO to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

      (a) Representations and Warranties. Each of the representations and warranties of the USU Companies contained in this Agreement (which for purposes of this subparagraph (a) shall be read as though none of them contained any USU Material Adverse Effect or other materiality qualification), except for the representations and warranties contained in Sections 4.01, 4.03, 4.04 and 4.07(c), shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties specifically relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects has not had, and would not reasonably be expected to have, a USU Material Adverse Effect. Each of the representations and warranties of the USU Companies set forth in Sections 4.01, 4.03, 4.04 and 4.07(c) of this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Closing Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date). IWO shall have received a certificate of the President and the Chief Financial Officer of each of the USU Companies, dated the Closing Date, to such effect.

      (b) Agreements and Covenants. The USU Companies shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. IWO shall have received a certificate of the President and the Chief Financial Officer of each of the USU Companies, dated the Closing Date, to that effect.

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

      (c) Third Person Consents. USU shall have provided to IWO evidence reasonably satisfactory to IWO that USU has obtained the consents and approvals set forth in Schedule 7.03(c) of the USU Disclosure Schedule.

      (d) Tax Opinion. Gibson, Dunn & Crutcher LLP shall have delivered to IWO its written opinion dated as of the Closing Date substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) USU and IWO will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and
   (iii) no gain or loss for U.S. federal income tax purposes will be recognized by the holders of IWO Common Stock upon receipt of shares of USU Common Stock in the Merger, except with respect to any cash received in lieu of a fractional share interest in USU Common Stock, and such opinion shall not have been withdrawn or modified in any material respect prior to the Closing Date. In rendering such opinion, such counsel shall be entitled to rely upon representations of USU, Merger Sub and IWO reasonably satisfactory to such counsel.

      (e) Conversion of USU Class B Common Stock. Prior to or at the Effective Time, each share of USU Class B Common Stock issued and outstanding immediately prior to the Effective Time shall either have been converted into shares of USU Common Stock in accordance with the terms of the First Restated Articles of Incorporation of USU or have been reclassified on a one-for-one basis pursuant to the Reclassification.

      (f) Registration Rights Agreement. USU shall have executed and delivered to IWO an executed counterpart to the Registration Rights Agreement and there shall have been delivered a consent from The 1818 Fund III, L.P. as described in the Registration Rights Agreement and otherwise substantially consistent with the emails among Louis Fishman, Marilyn Sobel and E. Michael Greaney on the evening of December 19, 2001.

      (g) Merger Sub. Merger Sub shall have at least $100,000 in cash at or prior to the Effective Time.

      (h) Amendment to USU Credit Agreement. USU shall have obtained an amendment to the USU Credit Agreement, in form and substance reasonably satisfactory to IWO, as necessary to prevent a default under or acceleration of, or a requirement to redeem or repurchase, the obligations of IWO under the IWO Indenture.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

   Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of IWO of the Merger or approval by the stockholders of USU of the issuance of USU Common Stock pursuant to the Merger:

      (a) by mutual written consent of USU and IWO;

      (b) by USU, upon a breach of any representation, warranty, covenant or agreement on the part of IWO set forth in this Agreement, or if any representation or warranty of IWO shall have become untrue, in either case only if the conditions set forth in Section 7.02(a) or Section 7.02(b) of this Agreement, as the case may be, would be incapable of being satisfied; provided, that such breach or untruth has not been cured within 30 days following the earlier of receipt by USU of written notice of such breach or untruth from IWO or receipt by IWO of written notice of such breach or untruth from USU;

      (c) by IWO, upon a breach of any representation, warranty, covenant or agreement on the part of the USU Companies set forth in this Agreement, or if any representation or warranty of the USU Companies shall have become untrue, in either case only if the conditions set forth in Section 7.03(a) or Section 7.03(b) of this Agreement, as the case may be, would be incapable of being satisfied; provided, that such breach or untruth has not been cured within 30 days following the earlier of receipt by IWO of written notice of such breach or untruth from USU or receipt by USU of written notice of such breach or untruth from IWO;

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

      (d) by either USU or IWO, if there shall be any Law, order, injunction or decree which is final and nonappealable preventing the consummation of the Merger;

      (e) by either USU or IWO, if the Merger shall not have been consummated before the 181st day after the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any party whose failure or whose affiliates' failure to perform any material covenant, agreement or obligation hereunder has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

      (f) by either USU or IWO, (i) if this Agreement and the Merger shall not be adopted and approved by the requisite vote of the stockholders of IWO at the IWO Common Stockholders Meeting (or in lieu thereof by written consent of stockholders of IWO) or (ii) if the issuance of USU Common Stock pursuant to the Merger shall not be approved by the requisite vote of USU stockholders at the USU Stockholders Meeting (or in lieu thereof by written consent of the stockholders of USU);

      (g) by USU, if the Board of Directors of IWO withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to USU or shall have resolved to do so; or

      (h) by IWO, if the Board of Directors of USU withdraws, modifies or changes its recommendation of the issuance of the USU Common Stock in the Merger in a manner adverse to IWO or shall have resolved to do so.

   The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

   Section 8.02.  Effect of Termination.  Except as provided in Section 8.05 or
Section 9.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of the USU Companies or IWO or their respective officers, directors, or stockholders and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for (i) any breach of such party's covenants or agreements contained in this Agreement or (ii) any willful breach of such party's representations or warranties contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties under the Confidentiality Agreement.

   Section 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of IWO, no amendment, which under applicable Law may not be made without the approval of the stockholders of IWO, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   Section 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 8.04, the USU Companies as a group shall be deemed to be one party.

   Section 8.05.  Fees, Expenses and Other Payments

   (a) Except as provided in Sections 8.02 and 8.05(c) of this Agreement, all Expenses (as defined in paragraph (b) of this Section 8.05) incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses whether or not the Merger is consummated; provided, however, that the allocable share

                                      46

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of the USU Companies as a group and IWO for all printing and filing costs related to the Registration Statement and the Proxy Statement/Prospectus and all SEC and HSR filing fees incurred in connection with the Registration Statement and the Proxy Statement/Prospectus shall be one-half each.

   (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement/Prospectus, the solicitation of approval of the stockholders of such party and all other matters related to the consummation of the transactions contemplated hereby.

   (c) If (i) this Agreement is terminated pursuant to Section 8.01(e), (ii) the condition set forth in Section 7.02(f) has not been met and (iii) as of the drop dead date specified in Section 8.01(e), the holders of 6% or more of the outstanding IWO Common Stock have exercised (and not withdrawn) their dissenters rights with respect to the Merger under applicable Law, then IWO shall, in the case of a termination by USU, within three business days following such termination or, in the case of a termination by IWO, prior to such termination, pay to USU in cash by wire transfer in immediately available funds to an account designated by USU an amount equal to $7,000,000, which amount is inclusive of all of USU's Expenses. If IWO fails to pay any amount required to be paid by it under this Section 8.05(c) on the date due, interest shall accrue and be payable on such amount, or portion of such amount which is not paid when due, at the prime lending rate of The Whitney National Bank in effect on the date such payment was due.

                                  ARTICLE IX

                              GENERAL PROVISIONS

   Section 9.01.  Effectiveness of Representations, Warranties and Agreements

   (a) Except as set forth in Section 9.01(b) of this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

   (b) The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Article VIII. This Section 9.01(b) shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement.

   Section 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

   (a) If to any of the USU Companies, to:

          US Unwired Inc.
          901 Lakeshore Drive
          Lake Charles, LA 70601
          Attention: Thomas G. Henning
          Telecopier No.: (337) 310-3479

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

   (b) If to IWO:

          IWO Holdings, Inc.
          52 Corporate Circle
          Albany, NY 12203
          Attention: Michael Cusack
          Telecopier No.: (518) 218-0381

   with a copy to:

          Gibson, Dunn & Crutcher LLP
          200 Park Avenue
          New York, New York 10166
          Attention: E. Michael Greaney, Esq.
          Telecopier No.: (212) 351-4065

   Section 9.03. Certain Definitions. For the purposes of this Agreement, the term:

      (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person;

      (b) a person shall be deemed a "beneficial owner" of or to have "beneficial ownership" of capital stock in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof; provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, capital stock that such person or any affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise;

      (c) "business day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

      (d) "Confidentiality Agreement" means that certain Confidentiality Agreement dated as of September 22, 2001 between USU and IWO;

      (e) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

      (f) "First Restated Articles of Incorporation of USU" shall mean the Articles of Incorporation of USU as amended and restated as of October 23, 2000;

      (g) "Founders Warrants" means the warrants to purchase 827,999.9910 shares of IWO Class B Common Stock issued by IWO to certain founders of Independent Wireless One Corporation in December 1999, each as amended by the Warrant Exchange Agreement or the Nielsen Warrant Exchange Agreement, as the case may be;

      (h) "IWO Credit Agreement" means that certain Credit Agreement dated as of December 20, 1999 by and among Independent Wireless One Corporation and the lenders and other parties specified therein, as amended to the date hereof;

      (i) "IWO Indenture" means that certain Indenture dated as of February 2, 2001 by and among IWO, the Guarantor (as defined therein) and Firstar Bank, N.A., as Trustee;

      (j) "IWO Stockholders Agreement" means that certain Amended and Restated Stockholders Agreement dated as of December 4, 2000 by and among IWO and the stockholders of IWO specified therein, as amended;

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

      (k) "knowledge" means the actual knowledge after due inquiry of Steven Nielsen, Timothy Medina, John Stevens or Michael Cusack, in the case of IWO, or Robert W. Piper, Jerry E. Vaughn, Paul Clifton or Thomas G. Henning, in the case of USU;

      (l) "Management Warrants" means the warrants to purchase 148,800 shares of IWO Class B Common Stock issued by IWO to certain members of its management in December 1999 and May 2000, each as amended by the Warrant Exchange Agreement or the Nielsen Warrant Exchange Agreement, as the case may be;

      (m) "Nielsen Warrants" means the Founders Warrants and the Management Warrants issued to Steven Nielsen, each as amended by the Nielsen Warrant Exchange Agreement.

      (n) "Odyssey" means each of Odyssey Investment Partners Fund, LP and Odyssey Coinvestors, LLC.

      (o) "Paribas" means Paribas North America Inc.

      (p) "person" means an individual, corporation, partnership, limited liability company, joint stock company, association, trust, estate, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

      (q) "Significant Subsidiary" means any subsidiary of IWO that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC;

      (r) "Site Leases" means all leasehold estates or licenses held by a specified party to this Agreement or any of its subsidiaries for use principally as tower space, antenna location, switch site facility, power facility or other similar uses constituting elements of the personal communications network of such party or any of its subsidiaries, including any leases of real property held for such purposes;

      (s) "Space Leases" means all leasehold estates or licenses held by a specified party or any of its subsidiaries to this Agreement of space for use principally other than as a Site Lease (such as office, administrative and executive space or space for retail storefronts or warehouse storage) by such party or any of its subsidiaries;

      (t) "subsidiary" or "subsidiaries" of IWO, USU, the Surviving Corporation or any other person, means any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective subsidiaries or by such party and any one or more of its respective subsidiaries; and

      (u) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (A) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (B) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (C) interest, penalties and additions to tax imposed with respect thereto.

      (v) "TCW" means each of TCW/Crescent Mezzanine Trust II; TCW/Crescent Mezzanine Partners II, LP; TCW/Crescent Leveraged Income Trust, LP; TCW/Crescent Leveraged Income Trust II, LP; and TCW/Crescent Leveraged Income Trust IV, LP.

      (w) "USU Credit Agreement" means that certain Credit Agreement dated as of October 1, 1999 by and among USU and the lenders and other parties specified therein, as amended;

      (x) "USU Indenture" means that certain Indenture dated as of October 29, 1999 by and among USU, the Guarantors (as defined therein) and State Street Bank and Trust Company, as trustee;

   Section 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

   Section 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

   Section 9.06. Entire Agreement. This Agreement (together with the Exhibits, the IWO Disclosure Schedule and the USU Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof. IWO agrees that nothing contained in this Agreement, or the transactions contemplated hereby or thereby, shall be deemed to violate the Confidentiality Agreement.

   Section 9.07. Assignment. This Agreement shall not be assigned by any party prior to the Effective Time by operation of Law or otherwise.

   Section 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than as contemplated by Section 6.09, Section 6.10, Section 6.12, Section 6.13 and Section 6.14), is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   Section 9.09. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

   Section 9.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

   Section 9.11.  Governing Law; Consent Jurisdiction; Venue

      (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Law.

      (b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington, Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

      (c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.11 shall affect the right of any party hereto to service legal process in any other manner permitted by Law.

   Section 9.12. Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

   Section 9.13. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          US UNWIRED INC.

                                          By: /s/ Robert W. Piper
                                            ------------------------------------
                                             Name: Robert W. Piper
                                             Title: President and Chief
                                              Executive Officer

                                          NORTHEAST UNWIRED INC.

                                          By: /s/ Robert W. Piper
                                            ------------------------------------
                                             Name: Robert W. Piper
                                             Title: President and Chief
                                              Executive Officer

                                          IWO HOLDINGS, INC.

                                          By: /s/ Steven M. Nielsen
                                            ------------------------------------
                                             Name: Steven M. Nielsen
                                             Title: President and Chief
                                              Executive Officer